Exhibit 10.16

December 13, 2010

The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316
U.S.A.
Attention:  Ms. Laura Thompson
Vice President, Business Development

Goodyear Dunlop Tires France SA
8, Rue Lionel Terray
92500 Rueil Malmaison
France
Attention:  Mr. Henry Dumortier
Directeur Général

Re: Project Foxtrot

Ladies and Gentlemen,

1.	Irrevocable commitment to acquire the EMEA farm business

Subject to the conditions set forth herein, we hereby confirm our irrevocable commitment, to purchase, or to have a wholly-owned subsidiary purchase (we and such subsidiary, as the case may be, the "Buyer") the EMEA farm tire business (the "Business") currently operated by The Goodyear Tire & Rubber Company ("Goodyear") and its affiliates (the "Transaction"). Such purchase shall be carried out pursuant to (a) this letter ("Put Option") and (b) the EMEA Purchase Agreement (including, for the avoidance of doubt, the schedules and exhibits thereto; as completed to the extent necessary by Supplemental Schedules in accordance with Section 2 below) attached hereto as Appendix A (the "Agreement").

This Put Option is valid until expiration of the Exclusivity Period (as defined below) but may only be exercised during such period if the following two events have both occurred:

(i)
The information and consultation processes before the comité central d'entreprise and, if legally required, the comité d'établissement GDTF Amiens Nord and the comité d'établissement du siège social et établissements rattachés of Goodyear Dunlop Tires France SA (together, the "Works Councils") in connection with all French aspects of the proposed Transaction have been completed.  For the purpose hereof, such processes shall be deemed completed if:

(a)	the Works Councils have issued, and we have been provided with a copy of, a written opinion regarding the Transaction; or

(b)
if and when (x) Goodyear Dunlop Tires France SA ("GDTF") considers in its reasonable judgement, the reasonableness of which shall be confirmed by a written memorandum addressed to both ourselves and GDTF by GDTF special labor counsel, that the information and consultation procedures have been duly conducted and despite the refusal of the Works Councils to issue an opinion with the Transaction, the information and consultation procedures should be deemed to be completed, and (y) no court decision or injunction has been issued at the time of the exercise of the Put Option prohibiting the exercise of the Put Option and/or the Closing of the Transaction.

(ii)
GDTF shall have completed its redundancy plan (plan de sauvegarde de l'emploi) and any associated scheme for the Amiens North consumer tires activity currently operated by GDTF having the consequences described in Appendix B hereto (the "Social Plan") (it being understood that "completed" means all related letters of dismissal have been sent to and received by, or deemed to have been received by, the dismissed employees, holding the positions to be terminated in accordance with Appendix B).

2.	Entry into the Agreement

(i)
We hereby irrevocably and unconditionally undertake to sign the Agreement in the event that Goodyear exercises the Put Option, concurrently with (and subject to) the signature of the Agreement by Goodyear on the Signature Date (as this term is defined below). We hereby acknowledge that, subject to Section 1 of this Put Option, our obligations to sign the Agreement and to purchase the Business under the terms and conditions of the Agreement are irrevocable and subject to specific performance.

(ii)
For the purposes of this letter, the "Signature Date" shall mean the date of entry into the Agreement by Goodyear and Buyer which shall take place on a date mutually agreed between Goodyear and Buyer which shall not be later than on the 10th Business Day (as such term is defined in the Agreement) after the date of the notification of the Acceptance Notice (as defined below) to Buyer by Goodyear in accordance with Section 5(ii) below.  Such signing shall take place at Cleary Gottlieb Steen & Hamilton LLP, Rue de la Loi 57, 1090 Brussels, Belgium, at 10:00 a.m. on the Signature Date.  Goodyear and Buyer may mutually agree in writing to have the signing at another place and time.

(iii)
Between the date hereof and Signature Date, Goodyear shall, to the extent necessary and for information purposes, deliver to Buyer supplements (each a "Supplemental Schedule") to the Schedules attached to the Agreement that

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may disclose any fact, circumstance or development that has occurred or been discovered after the date hereof that constitute a breach of the representations and warranties of Goodyear (or any of them) contained in the Agreement or would constitute such breach if not disclosed, including, with each such Supplemental Schedule, specific written identification of the representations and warranties Goodyear is in breach of or would be in breach of without such supplemental disclosure.  No delivery by Goodyear of any Supplemental Schedule pursuant to this Section 2(iii), however, shall be deemed to amend or supplement any Schedule to the Agreement or prevent or cure any misrepresentation, breach of warranty or breach of covenant of Goodyear under the Agreement or modify the consequences thereof under the Agreement.

3.	Exclusivity

During the Exclusivity Period (as defined below), you undertake and shall cause your officers, employees and any affiliates:

(a)           not to, directly or indirectly, encourage, solicit, initiate or continue any discussion or negotiation relating to the transfer of any interest in the Business, with any person or entity other than Buyer;

(b)           not to furnish any information or afford access to the business, financial position, properties, assets, books or records of the Business to any person or entity other than Buyer in relation to any transaction similar to, or with the same purpose as, the Transaction; and

(c)           to instruct your advisers, agents and representatives to comply with the undertakings provided for under paragraphs 3(a) and 3(b) above.

You shall maintain such exclusivity from the date hereof until the earlier of (i) November 30, 2011 and (ii) your notification to us in writing of our release from this Put Option (the "Exclusivity Period").

For the avoidance of doubt, the length of the Exclusivity Period, and the effects of its expiration, shall not be deemed affected in any manner by any court or governmental decision which delays or hinders, in any manner, the ability of Goodyear to exercise this Put Option.

4.	Additional Agreements.

(a)           Agreements Relating to Fabric Calendar at the Amiens South Facility.  From the date of this Put Option through the earlier of the date of the execution of the Agreement or the expiration of the Exclusivity Period, in the event that Goodyear Dunlop Tires Amiens Sud SAS (“GDTAS”) sells its fabric manufacturing operation at its facilities located at 30 rue Roger Dumoulin, 80000, Amiens, France (the “Amiens South Facility”), Goodyear will cause GDTAS to obtain from the purchaser of the Amiens South Facility an agreement that, upon the closing of the transactions contemplated by the Agreement, such purchaser will (i) enter into the Amiens Fabric Supply Agreement in substantially the form attached as Exhibit ___to the Agreement and

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(ii) be bound by the right of first refusal relating to the Amiens South Facility substantially on the terms set forth in Section 7.6 of the Agreement.

(b)           Access to Information.  Subject to the conditions set forth in the Confidentiality Agreement between us, from the date of this Put Option until the earlier of the execution of the Agreement or the expiration of the Exclusivity Period, Goodyear will, and will cause its affiliates to, on reasonable notice and during ordinary business hours, subject to the requirements of applicable law:

(i)           give us and our authorized representatives reasonable access to books and records, plants, offices and other facilities of Goodyear and its affiliates to the extent related to the Business and the exercise of the Put Option;

(ii)           permit us to make inspections of the foregoing as reasonably requested; and

(iii)           furnish us with such financial and operating data and other information with respect to the Business as we may reasonably request.

Any inspection, investigation or other request shall be conducted and made in such a manner as to not interfere unreasonably with the operation of the Business.

(c)           Delivery of Financial Information.  Not later than June 30, 2011, you will provide to us unaudited special purpose financial statements for the Business and the related report and supporting documentation for the fiscal year ending on December 31, 2010.  In addition, until such time as the Put Option is exercised, you will provide us with a summary balance sheet and income statement for the Business for each fiscal quarter of 2011 (the “Quarterly Summaries”).  The Quarterly Summaries (i) shall be prepared by you and delivered to us within 60 days following the end of the relevant fiscal quarter, and (ii) are not required to be reviewed or accompanied by a report form your registered public accounting firm.  As provided in Section 4(b) above, you will provide us with reasonable access to books and records to allow us to confirm the accuracy of the Quarterly Summaries.

5.	Miscellaneous

(i)           You shall keep us informed on a regular basis on the progress of the Social Plan.  You shall provide us with the portions of any documents or other information (written or oral) that you intend to provide to the Works Councils that mention Buyer or its plans for the Amiens North facility for our review, and you shall not disclose any such information to the Works Council or anyone else without our express, written consent.  Such consent will not be unreasonably delayed or withheld.

(ii)           Subject to Section 1, Goodyear may exercise this Put Option by sending at any time until the expiration of the Exclusivity Period a notice (the "Acceptance Notice") by fax or by email (with an attached scanned copy of the notification or communication) to the address and for the attention of the person indicated below:

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Titan Tire Corporation
2701 Spruce Street
Quincy, Illinois  62301
U.S.A.
Attention:  Maurice M. Taylor, Jr.
Fax number:  1-217-228-3166
E-mail address:  morry.taylor@titan-intl.com

(iii)           We understand that, following completion of consultation with the Works Councils, a final decision will be made by you regarding the Transaction.  We hereby acknowledge that, until signature of the Agreement, you will not be bound by any obligation of any nature whatsoever in connection with the Transaction, other than for its compliance with the exclusivity undertaking and your other commitments provided for hereunder.

(iv)           We confirm that we will keep the existence and content of this Put Option confidential and request that you do the same, except to the extent either party is legally required to disclose such information including, without limitation, by applicable securities laws, or as required to be disclosed to our lenders.  Goodyear and Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this letter and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable securities laws, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

(v)           This Put Option will be governed and construed in accordance with the substantive laws of the State of New York, except for any laws of that state that would require the application of the substantive laws of a different jurisdiction.

(vi)           To the extent subject matter jurisdiction exists, the parties agree that any action arising out of or relating to this Put Option shall be brought in any United States District Court having jurisdiction over the parties. Each party irrevocably consents to the jurisdiction and venue of such courts (and of the appropriate appellate courts thereof) in any such action, claim or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(vii)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Put Option were not performed in accordance with their specific terms or were otherwise breached.  It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Put Option and to enforce specifically the terms and provisions of this Put Option.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Put Option on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party

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 seeking an injunction or injunctions to prevent breaches of this Put Option and to enforce specifically the terms and provisions of this Put Option shall not be required to provide any bond or other security in connection with any such order or injunction.

(viii)           Please confirm your agreement to the exclusivity undertaking and your other commitments provided for herein by returning to us a signed copy of this letter.  If you do not return to us a fully signed original of this Put Option before the 10th Business Day (as such term is defined in the Agreement) after the date hereof, the offer contained in this letter shall become null and void.  This Put Option may be executed in more than one counterpart.  Each counterpart is an original and together constitute one and the same agreement.  A signature to this Agreement delivered by facsimile or other electronic means is valid.

(Signatures are included on the following page)

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Sincerely yours,

 /s/ TITAN TIRE CORPORATION
Titan Tire Corporation

This Put Option has been countersigned below by Goodyear and Goodyear Dunlop Tires France SA exclusively for the purpose of evidencing their acceptance of Titan Tire Corporation's commitment hereunder and agreement with the exclusivity and other undertakings provided for herein and shall not be construed as an exercise of this Put Option.

ACKNOWLEDGED AND AGREED:

 /s/ THE GOODYEAR TIRE & RUBBER COMPANY
The Goodyear Tire & Rubber Company

ACKNOWLEDGED AND AGREED:

 /s/ GOODYEAR DUNLOP TIRES FRANCE SA
Goodyear Dunlop Tires France SA

  (Signature page for Put Option)

APPENDIX A

PURCHASE AGREEMENT – EMEA

between

THE GOODYEAR TIRE & RUBBER COMPANY

and

TITAN TIRE CORPORATION

Dated as of [ ● ]

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS	2

1.1	Definitions	2

1.2	Definitions Can be Substantive	2

1.3	Definitions Not in Article 1	3

ARTICLE 2	SALE AND TRANSFER OF EMEA BUSINESS	3

2.1	Sale and Transfer of Newco Shares	3

2.2	Transferred Assets	3

2.3	Excluded Assets	4

2.4	Non-Transferability of Certain Assets	6

ARTICLE 3	LIABILITIES	7

3.1	Assumed Liabilities	7

3.2	Retained Liabilities	8

ARTICLE 4	PURCHASE PRICE	9

4.1	Consideration to be Paid by Buyer	9

4.2	Preliminary Purchase Price; Determination of Purchase Price	9

4.3	Purchase Price Allocation	11

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF GOODYEAR	12

5.1	Organization and Existence	12

5.2	Qualification	12

5.3	Corporate Authority	12

5.4	Financial Statements	12

5.5	Entire Business	12

5.6	Contracts	13

5.7	Proprietary Rights	14

5.8	Taxes	14

5.9	No Breach of Contract; No Violations of Law; No Prior Approval	15

5.10	Litigation	15

5.11	Finders, Brokers and Investment Bankers	16

5.12	Absence of Changes	16

5.13	Compliance with Laws	17

5.14	Employees	17

5.15	Real Property	18

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5.16	Environmental Matters	19

5.17	Permits	20

5.18	Inventory	21

5.19	Product Warranty	21

5.20	Customers	21

5.21	Books and Records	21

5.22	Full Disclosure	21

5.23	DISCLAIMER	22

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER	22

6.1	Organization and Existence of Buyer	22

6.2	Corporate Authority	22

6.3	No Breach of Contract; No Violations of Law; No Prior Approval	22

6.4	Litigation	23

6.5	Finders, Brokers and Investment Bankers	23

6.6	Financing	23

6.7	Independent Analysis	23

6.8	DISCLAIMER	23

ARTICLE 7	COVENANTS OF BUYER AND GOODYEAR	23

7.1	Operating the EMEA Business	23

7.2	Antitrust Law Filings	24

7.3	Farm Tire Distributors	24

7.4	Access to Information	25

7.5	Disclosure Generally	25

7.6	Right of First Refusal to Purchase Fabric Calendar at the Amiens South Facility	26

7.7	Public Notices	27

7.8	Taxes	27

7.9	Transition Services and other Ancillary Agreements	30

7.10	Financial Statements	30

7.11	Administration of Accounts	30

7.12	Employee Related Matters	31

7.13	Contribution to Newco	32

ARTICLE 8	RESTRICTIVE COVENANTS	32

8.1	Noncompetition Agreement	32

8.2	Nonsolicitation	34

8.3	Acknowledgment	34

ARTICLE 9	EMPLOYMENT MATTERS	35

9.1	Business Employees	35

9.2	Key Employees	36

ARTICLE 10	ENVIRONMENTAL MATTERS	37

10.1	Indemnification for Environmental Costs	37

ARTICLE 11	CONDITIONS PRECEDENT	40

11.1	Conditions Precedent to Goodyear’s Performance	40

11.2	Conditions Precedent to Buyer’s Performance	41

11.3	Waiving Conditions	42

ARTICLE 12	CLOSING	42

12.1	Closing Date	42

12.2	Deliveries by Buyer	43

12.3	Deliveries by Seller	43

12.4	Further Assurances	44

ARTICLE 13	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	44

13.1	Survival	44

13.2	Representations and Warranties	44

13.3	Covenants and Agreements	45

13.4	Notice of Claim	45

ARTICLE 14	GENERAL INDEMNIFICATION	45

14.1	Indemnification of Buyer	45

14.2	Indemnification of Goodyear	45

14.3	Claim; Limitations	45

14.4	Procedures for Claims	46

14.5	Third-Party Claims	46

14.6	Payments and Offsets	48

14.7	Exclusive Remedy	49

14.8	French SPA	49

ARTICLE 15	GOVERNING LAW; DISPUTE RESOLUTION	49

15.1	Governing Law	49

15.2	Exclusive Jurisdiction	49

15.3	Requirement for Mutual Consultation	49

15.4	Extraordinary Remedies	50

ARTICLE 16	TERMINATION	50

16.1	Termination of Agreement	50

16.2	Effect of Termination	51

ARTICLE 17	MISCELLANEOUS	51

17.1	Notices	51

17.2	Enforcement	53

17.3	Waiver	53

17.4	Captions	53

17.5	Successors and Assigns	53

17.6	Severability	53

17.7	No Third-Party Beneficiaries or Right to Rely	53

17.8	Counterparts	54

17.9	Time of Essence	54

17.10	No Strict Construction	54

17.11	Expenses	54

17.12	Currency/Method of Payment	54

17.13	Miscellaneous	54

17.14	Entire Agreement: Amendment	54

LIST OF EXHIBITS

Exhibit A-1                  Turkey Supply Agreement

Exhibit A-2                  Poland Supply Agreement

Exhibit A-3                  South Africa Supply Agreement

Exhibit B-1                  Trademark License Agreement (EMEA - Goodyear Brand)

Exhibit B-2                  Trademark License Agreement (EMEA - Fulda Brand)

Exhibit C                      Shared Patent and Know-How License Agreement

Exhibit D                     Patent Assignment Agreement

Exhibit E-1                  Bailment Agreement (South Africa)

Exhibit E-2                  Bailment Agreement (Turkey)

Exhibit F                      French SPA

Exhibit G                     Contribution Agreement

Exhibit H                     Fabric Supply Agreement (Amiens South)

Exhibit I                      Fabric Supply Agreement (Luxembourg)

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LIST OF SCHEDULES

Schedule A                           Tires Omitted from Sale

Schedule B                           Additional Tires

Schedule C                           Farm Tire Region

Schedule D                           Knowledge Persons

Schedule 2.2(b)                    Farm Tire Inventory

Schedule 2.2(f)                     Molds, Equipment and Parts

Schedule 4.2                         Accounting Principles for Inventory Valuation

Schedule 4.3                         Purchase Price Allocation

Schedule 5.4                         Unaudited Financials

Schedule 5.5                         Entire Business

Schedule 5.6(a) & (b)          Material Contracts

Schedule 5.9                         No Breach of Contract; No Violations of Law; No Prior Approval

Schedule 5.10                       Litigation

Schedule 5.12                       Absence of Changes

Schedule 5.14(a)                   Key Employees

Schedule 5.14(c)                   Collective Bargaining Agreements; Labor Disputes

Schedule 5.14(d)                   Key Employee Agreements

Schedule 5.14(f)                    Benefit Plans

Schedule 5.15(a)                    Real Property of French Business

Schedule 5.15(f)                     Flood Hazard Area

Schedule 5.16                         Environmental Matters

Schedule 5.19(a)                     Product Warranty

Schedule 5.20                          Customers

Schedule 7.3(a)                        Distributors

Schedule 8.1(a)                        Buyer’s Territory

Schedule 10.1(b)                       Indemnification (Environmental Costs/Hazardous Substances)

Schedule 11.2(f)                       Consents

PURCHASE AGREEMENT – EMEA

THIS PURCHASE AGREEMENT is entered into as of ____________, 20[__], by and among The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear”) and Titan Tire Corporation, an Illinois corporation (“Buyer”).

RECITALS:

A.           Goodyear, either directly or by virtue of its direct or indirect ownership interests in Affiliated Sellers, manufactures, distributes and sells the tires described in Goodyear’s Farm Tire Handbook 2003 (excluding the specific tires set forth on Schedule A) and the additional tires listed on Schedule B (collectively, “Farm Tires”) in the countries listed on Schedule C (the “Farm Tire Region”) (such business described in this Recital A, as conducted by Goodyear and Affiliated Sellers and as will be conducted on the Closing Date by Goodyear, Affiliated Sellers and Newco, the “EMEA Business”);

B.           The EMEA Business is controlled, directly and indirectly, by Affiliated Sellers;

C.           Buyer, directly and indirectly through Affiliated Buyers, desires to purchase from Goodyear and Affiliated Sellers the EMEA Business, and enter into one or more related supply and licensing agreements with Goodyear and Affiliated Sellers;

D.           In order to accomplish the sale of the assets, the supply of Farm Tires and the licensing of certain trademarks and technology to Buyer and its Affiliates, Goodyear and Buyer will enter into, or will cause Affiliated Sellers and Affiliated Buyers to enter into, the following transactions:

1. Goodyear, on its own or through Affiliated Sellers, will sell to Buyer, and Buyer will purchase from Goodyear, all customer contracts, sales contracts and distributorship agreements, machinery and equipment and inventory primarily related to the EMEA Business in the Farm Tire Region that constitute Transferred Assets, as defined herein;

2. Goodyear will cause Goodyear Dunlop Tires France (“GDTF”) to sell and Buyer will acquire or cause an Affiliated Buyer to acquire all of the shares of Newco (“Newco Shares”) into which GDTF will have spun off:

(a) the Farm Tire manufacturing business operated as of the date hereof (subject to certain modification set forth herein or in the Related Agreements) by GDTF in Amiens, France (the “Amiens North Facility”), including but not limited to all personal property and the Real Property (collectively, the “Amiens North Business”), and

(b) the Farm Tire marketing activities operated from the Rueil Malmaison, France headquarters (together with the Amiens North Business, the “French Business”).

In this connection:

(i) in order to comply with French legal requirements and to ensure the proper implementation of the provisions of this Agreement, Goodyear will cause GDTF to enter and Buyer will enter (or cause an Affiliated Buyer to enter) into a share purchase agreement in the form attached as Exhibit F (the “French SPA”) and

(ii) Buyer has duly noted the serious labor unrest materially affecting the Amiens North Business and the difficulties incurred in separating the Farm Tire manufacturing business from the consumer tire manufacturing business, and as such, the spin-off of the French Business into Newco, in a clear, visible and credible manner, is Buyer’s basis for its willingness to acquire the French Business;

3. Goodyear’s Affiliates will supply Farm Tires to Buyer and its Affiliates for sale by Buyer in the Farm Tire Region in accordance with the terms and conditions of the Farm Tire Supply Agreements;

4. Goodyear and Buyer will enter into trademark license agreements permitting Buyer to use certain trademarks owned by Goodyear or its Affiliates in the Farm Tire Region (the “Trademark License Agreement (EMEA - Goodyear Brand)” and the “Trademark License Agreement (EMEA - Fulda Brand)” and, collectively, the “Trademark License Agreements - EMEA”);

5. Goodyear and Buyer will enter into a patent and know-how assignment that transfers Goodyear’s patented technology and certain know-how that relates primarily to Farm Tires (the “Patent Assignment Agreement”) and will enter into a technology and know-how license agreement permitting Buyer to use certain of Goodyear’s patented information and know-how necessary or useful, but not exclusive to, the manufacture of Farm Tires in the Farm Tire Region (the “Shared Patent and Know-How License Agreement”) as well as other license agreements contemplated by this Agreement; and

E.           The workers’ committees of GDTF have been informed and consulted in respect of the sale of French Business as contemplated in this Agreement pursuant to applicable law, in particular the provisions of Section L. 2323-19 of the French labor Code.

Therefore, in consideration of the premises, the respective covenants and commitments of the Parties set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. Capitalized terms have the meanings set forth in Appendix A, unless defined elsewhere in this Agreement, and such terms are hereby incorporated as if recited herein.

1.2
Definitions Can be Substantive.  If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this Article 1, effect shall be given to it as if it were a substantive provision of this Agreement.

1.3
Definitions Not in Article 1.  Where any term is defined within the context of any particular Section in this Agreement, the term so defined, unless it is clear from the Section in question that the term so defined has limited application to the relevant Section shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this Article 1 or in Appendix A.

ARTICLE 2

SALE AND TRANSFER OF EMEA BUSINESS

2.1
Sale and Transfer of Newco Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, GDTF shall sell, convey, assign, transfer and deliver to Buyer or an Affiliated Buyer, as determined by Buyer, the Newco Shares, and Buyer or an Affiliated Buyer, as determined by Buyer, shall purchase and acquire from GDTF the Newco Shares, free and clear of any Lien.  All Contributed Assets will be contributed to Newco in accordance with Section 7.13 free and clear of any Lien.

2.2
Transferred Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Goodyear shall sell, convey, transfer, assign and deliver, or shall cause Affiliated Sellers to sell, convey, transfer, assign and deliver, to Buyer or an Affiliated Buyer, as determined by Buyer, and Buyer shall purchase and accept, or cause an Affiliated Buyer to purchase and accept, from Goodyear, all of Goodyear’s and Affiliated Sellers’ right, title and interest in and to all of the following assets used primarily to conduct the EMEA Business other than the French Business as currently operated, in each case free and clear of any Lien  the “Transferred Assets”):

(a)
all rights and claims under all Contracts with any customer, sales agent, sales representative, franchisee or distributor (including but not limited to the Distributors defined in Section 7.3) for the purchase or sale of Farm Tires in the Farm Tire Region (the “Customer Contracts”);

(b)	finished good inventories with respect to Farm Tires (the “Non-French Inventory”, which is listed in the Inventory on the Corresponding Schedule); ;

(c)
all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, correspondence and other materials, whether in hard copy, electronic or any other form or media pertaining to sales, farm tire dealers, pricing, costs, financial performance, marketing, advertising, promotions, suppliers, customers, inventory, engineering, manufacturing, business plans and strategies (except any of the above that constitute Intellectual Property, software or the website URL “www.goodyearag.com”) to the extent exclusively relating to the EMEA Business or copies thereof if necessary for, but not exclusive to, the EMEA Business (“Books and Records”);

(d)	the Transferred Patents (together with the Transferred Know-How, the “Proprietary Rights”);

(e)	the right to enter into the South Africa Supply Agreement, Turkey Supply Agreement and Poland Supply Agreement (the “Farm Tire Supply Agreements”);

(f)
all molds, tools, dies and other equipment (and replacement and repair parts for the foregoing) used exclusively in the EMEA Business and located at facilities owned by Goodyear or an Affiliated Seller in Turkey and South Africa, all as described in the Corresponding Schedule, (the “Molds, Equipment and Parts”);  and

(g)	all customer relationships related to the EMEA Business.

2.3
Excluded Assets.  All assets of Goodyear or an Affiliated Seller that are neither Transferred Assets nor Contributed Assets shall be retained by Goodyear or an Affiliated Seller (collectively, the “Excluded Assets”), including without limitation (except to the extent such assets constitute Transferred Assets or Contributed Assets):

(a)	all Cash and Accounts Receivable;

(b)	all of the Goodyear Names and Marks (certain rights to which have been, and are being, granted to Buyer pursuant to certain license agreements and the Trademark License Agreements);

(c)
all claims, causes of action or rights (i) relating to any of the Excluded Assets or the Retained Liabilities, or (ii) under Antitrust Laws to the extent arising or attributable to the period before the Closing whether or not pending;

(d)	all assets that have been transferred or disposed of prior to the Closing Date in transactions permitted by this Agreement;

(e)
all assets not owned by Goodyear, an Affiliated Seller or Newco as of the Closing, including, without limitation, all raw materials held under consignment agreements or arrangements with Third Parties and all property owned by any Third Party and leased or held by Goodyear, any Affiliated Seller or Newco;

(f)
except as provided in Article 9, all rights, obligations and claims under any and all employee benefit plans of any type (including, without limitation, any profit sharing plans, stock options plans, social security insurance and healthcare insurance, as well supplementary or bonus pension schemes) (“Benefit Plans”) of Goodyear and each Affiliated Seller, including, without limitation, all assets, records and vendor arrangements associated with any such plan, whether held in trust or otherwise;

(g)	all casualty, liability or other insurance policies owned by or obtained on behalf of Goodyear or any Affiliated Seller and all claims or rights under any such insurance policies;

(h)	any federal, state or local, or any foreign, claim, cause of action, right of recovery or refund with respect to any Tax not related to the EMEA Business or, if related to the EMEA Business, for periods prior to Closing, including, without limitation, income Tax refunds, franchise Tax refunds, duty drawbacks on export sales; sales and use Tax refunds; real property Tax refunds; and personal property Tax refunds and all other claims and rights in respect of the foregoing;

(i)	all owned real property, all leased real property and any other interest in real property along with all appurtenant rights, easements and privileges appertaining or relating thereto;

(j)	all fixed assets, machinery, equipment, computer hardware, vehicles, tools, dies, repair and replacement parts, furniture and fixtures that are not Molds, Equipment and Parts;

(k)	all of Goodyear’s and each Affiliated Seller’s finished goods, work-in process inventories, raw materials, consumables and supplies that are not Inventory;

(l)
except for Proprietary Rights, all Intellectual Property (certain rights to which are being granted to Buyer pursuant to the Shared Patent and Know-How License Agreement) and all other (i) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (iv) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (v) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (vi) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (vii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer supplier lists and information, (viii) copies and tangible embodiments of all the foregoing, in whatever form or medium and (ix) rights to obtain and rights to apply for patents, and to register trademarks and copyrights;

(m)	all proprietary software and management information systems,

(n)
all prepaid expenses, advances and deposits of Goodyear and any Affiliated Seller, whether or not related to the EMEA Business, and all rights of Goodyear and each Affiliated Seller under or in respect thereof, in each case whether recorded or unrecorded; and

(o)
all of the books and records (including all books of account and all supporting vouchers, invoices and other records and materials) of Goodyear and each Affiliated Seller (i) relating to any Taxes of Goodyear or any Affiliated Seller (subject to the rights of Buyer under Section 7.8 hereof), (ii) constituting personnel records, corporate records, articles of incorporation, by-laws, minute books, stock or stock transfer records or other organizational documents or records of Goodyear or any Affiliated Seller, (iii) which Goodyear or any Affiliated Seller is required by Law to retain in its possession or (iv) which are subject to or protected by any privilege from disclosure under applicable Law, provided that Goodyear or such Affiliated Seller shall provide Buyer and each Affiliated Buyer with reasonable access to any such books and records described in (i) - (iii) above that relate to the EMEA Business, the Business Assets or the Business Liabilities for the purpose of making copies thereof at Buyer’s sole cost and expense.

2.4	Non-Transferability of Certain Assets.

(a)
Notwithstanding Sections 2.2 and 7.13, if there are assets that are not assignable or cannot be contributed to Newco without the consent of Third Parties (“Non-Transferable Assets”), and these consents are not obtained by the Closing Date, the Non-Transferable Assets will not be assigned or contributed, as applicable, without that consent.

(b)
Goodyear shall, and shall cause the Affiliated Sellers to, both before and after Closing, use commercially reasonable efforts to obtain the consent of any Third Parties to the assignment of any Non-Transferable Assets.  In the event (i) the rights and obligations of Goodyear or an Affiliated Seller, as applicable, under a Non-Transferable Asset are expressly not assignable, or (ii) Goodyear or the applicable Affiliated Seller has not obtained the necessary consents to assignment or contribution, as applicable, from all parties to the Non-Transferable Assets prior to the Closing Date, Buyer or and an Affiliated Buyer, as determined by Buyer, shall fulfill the obligations under such Non-Transferable Asset accruing after the Closing for and on behalf of Goodyear or the Affiliated Seller, as applicable, but for the account of Buyer, and Goodyear or the Affiliated Seller will cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits under such Non-Transferable Asset accruing after Closing, including (x) the enforcement for the benefit and at the reasonable expense of Buyer of any rights comparable to the rights previously enjoyed by Goodyear or the Affiliated Seller in connection with such Non-Transferable Asset and (y) payment over to Buyer of all monies collected by or paid to Goodyear or the Affiliated Seller in respect of the Non-Transferable Assets due after the Closing, to the extent due in respect of, and in respect of obligations accruing during, the period after the Closing.

ARTICLE 3

LIABILITIES

3.1
Assumed Liabilities.  On the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume, or shall cause an Affiliated Buyer to assume, only the following liabilities and obligations of Goodyear and the Affiliated Sellers, in respect of the EMEA Business (excluding, however, all such liabilities and obligations of the French Business):

(a)
all liabilities and obligations that arise, relate or accrue from Buyer’s or an Affiliated Buyer’s ownership or operation of the EMEA Business and the use of the Transferred Assets on or after the Closing;

(b)
all product liability claims and obligations arising from or relating to any products manufactured or sold by Buyer or any of its Affiliates on or after the Closing (other than any such product manufactured by Goodyear on or before the Closing);

(c)	any liabilities or obligations expressly retained by Buyer or its Affiliate in connection with products manufactured by certain Affiliated Sellers for Buyer under any Related Agreement;

(d)
any obligations and liabilities in respect of returns, recalls, retrofits and warranty and adjustment claims relating to any products manufactured, sold or distributed by Buyer or its Affiliates after the Closing Date (other than any such product manufactured by Goodyear on or before the Closing) and all Actions related to such products;

(e)
any recalls by a Third Party of a product of that Third Party that utilizes a product sold, distributed or otherwise placed in the stream of commerce by Buyer or its Affiliates after the Closing (other than any such product manufactured by Goodyear on or before the Closing), or manufactured by Buyer or its Affiliates after the Closing;

(f)	all liabilities and obligations in respect of the Transferred Contracts that arise, accrue or relate to events, conditions or incidents first occurring after the Closing;

(g)	all obligations and liabilities for Taxes, to the extent expressly set forth in Section 7.8; and

(h)	all liabilities and obligations expressly assumed by Buyer under Article 9 (Employment Matters) and Article 10 (Environmental Matters).

The foregoing liabilities are hereinafter collectively referred to as the “Assumed Liabilities.”

3.2
Retained Liabilities.  Notwithstanding Section 3.1, at the Closing, Goodyear and Affiliated Sellers shall retain and timely pay and discharge all liabilities of Goodyear and Affiliated Sellers (other than the Business Liabilities), it being expressly agreed by the Parties that any and all liabilities described in this Section 3.2 are excluded from the Assumed Liabilities, including the following (collectively, the “Retained Liabilities”):

(a)
all liabilities and obligations of Goodyear and Affiliated Sellers related to the Excluded Assets, and all liabilities and obligations of Goodyear and the Affiliated Sellers of whatsoever nature (including, but not limited to, those of a tax, social security, labor, administrative, commercial, civil, contractual and environmental nature) related to the EMEA Business and the Business Assets to the extent such liabilities and obligations arise from or relate to events, conditions or incidents occurring or existing on or before the Closing;

(b)	all liabilities and obligations for Pre-Closing Periods that may be charged against Newco as legal successor of GDTF;

(c)
all product liability claims and obligations arising from or relating to any products manufactured or sold by Goodyear including product liability claims relating to Inventory, other than those claims relating to liabilities or obligations referred to under Section 3.1(c);

(d)	all Accounts Payable, to the extent accrued or existing prior to the Closing Date;

(e)	any Tax liabilities for taxable periods ending on or prior to the Closing Date or for Pre-Closing Periods;

(f)	any of Goodyear’s or its Affiliates’ liabilities and obligations under Retention Agreements with any employees;

(g)	any of Goodyear’s or Affiliated Seller’s obligations and liabilities arising out of or relating to any Action to which Goodyear or an Affiliated Seller is a party pending as of the Closing;

(h)	any of Goodyear’s or Affiliated Seller’s obligations and liabilities, the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness;

(i)
any obligations and liabilities in respect of returns, recalls, retrofits and warranty and adjustment claims relating to any products manufactured, sold or distributed by Goodyear or an Affiliated Seller on or prior to the Closing Date (including Inventory) and all Actions related to such products;

(j)	any recalls by a Third Party of a product of that Third Party that utilizes a product sold, distributed or otherwise placed in the stream of commerce by Goodyear or its Affiliates, or manufactured by Goodyear or its Affiliates on or prior to the Closing;

(k)	all Goodyear Payables;

(l)	all liabilities and obligations expressly assumed or retained by Goodyear under Section 7.12 (Employee Related Matters) and Article 9 (Employment Matters); and

(m)	any of Goodyear’s or Affiliated Seller’s obligations and liabilities under the Related Agreements.

ARTICLE 4

PURCHASE PRICE

4.1
Consideration to be Paid by Buyer.  As consideration for the sale, transfer and assignment of the Transferred Assets and the Newco Shares, including but not limited to the right to enter into the Supply Agreements, and for the Non-Competition Covenants and the Prepaid Royalty, Buyer shall (a) pay to Goodyear, on behalf of itself and Affiliated Sellers, the purchase price as defined and determined in Section 4.2 (the “Purchase Price”) and (b) assume the Assumed Liabilities.  At the Closing, Buyer shall pay $29,000,000 (the “Preliminary Purchase Price”) by wire transfer in immediately available funds to a bank account or accounts designated by Goodyear.  The Preliminary Purchase Price is equivalent to €21,323,529 (the “Euro Price Equivalent”) based on the current exchange rate of $1.36 to €1.  The Preliminary Purchase Price will be recalculated at the Closing to be the product of (a) the Euro Price Equivalent, multiplied by (b) the number of US Dollars that would be received in exchange for €1 according to the exchange rate published in the New York Times on the Closing Date.  The Parties acknowledge and agree that the Purchase Price payable hereunder includes payment in full by Buyer for a prepaid royalty (the “Prepaid Royalty”), in an amount equal to $13,500,000.

4.2
Preliminary Purchase Price; Determination of Purchase Price.  The Preliminary Purchase Price includes an estimated value of Inventory, and Works-In-Process (collectively, the “Combined Inventory”) plus Raw Materials, all calculated in accordance with the Accounting Principles for Inventory Valuation set forth on Schedule 4.2.  The Purchase Price shall be determined as follows:

(a)
As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer shall prepare a calculation of the value of the Combined Inventory plus the Raw Materials Amount as of the Closing Date in accordance with the Accounting Principles for Inventory Valuation set forth on Schedule 4.2.

(b)
Buyer shall deliver a written statement of the Closing Combined Inventory Value  plus the Raw Materials Amount (the “Closing Combined Inventory Value Statement”) to Goodyear promptly after it has been prepared.  After receipt of the Closing Combined Inventory Value Statement, Goodyear shall have sixty (60) days to review the Closing Combined Inventory Value Statement.  Goodyear and

its authorized representatives shall have reasonable access during normal business hours to all relevant books and records, facilities and employees of Buyer or Affiliated Buyers, and Buyer shall cooperate, and shall cause Affiliated Buyers to cooperate, with Goodyear’s and Goodyear’s representatives’ reasonable requests with respect to their review of the Closing Combined Inventory Value Statement.  Unless Goodyear delivers written notice to Buyer on or prior to the sixtieth (60th) day after Goodyear’s receipt of the Closing Combined Inventory Value Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Goodyear shall be deemed to have accepted and agreed to the calculation of the Closing Combined Inventory Value plus the Raw Materials Amount.  If Goodyear timely notifies Buyer of its objection to the calculation of the Closing Combined Inventory Value plus the Raw Materials Amount, Goodyear and Buyer shall, following such notice attempt to resolve their differences pursuant to Section 15.3 within the period set forth in Section 15.3 (the “Resolution Period”).  Any resolution by the Parties as to any disputed amounts shall be final, binding and conclusive.

(c)
If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be resolved in the following manner:  (i) Goodyear shall, at its expense, select its representative accounting firm (“Goodyear’s Representative”) and Buyer, at its expense, shall select as its representative accounting firm (the “Buyer’s Representative”) within ten (10) days after the expiration of the Resolution Period.  Within ten (10) days thereafter, Goodyear’s Representative and Buyer’s Representative shall select one other person from an accounting firm who shall act as a neutral arbitrator (the “Neutral Auditor”) who shall resolve any and all amounts remaining in dispute.  The fees and disbursements of the Neutral Auditor shall be allocated between Goodyear and the Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Neutral Auditor that is unsuccessfully disputed by each Party (as finally determined by the Neutral Auditor) bears to the total amount of such remaining disputed items so submitted.  The Neutral Auditor shall act as an arbitrator to determine, based solely on the provisions of this Section 4.2, including Schedule 4.2 and the presentations by Goodyear and Buyer, and not by independent review, only those issues still in dispute.  The Neutral Auditor’s determination shall be made within thirty (30) days of his or her selection, shall be set forth in a written statement delivered to Goodyear and Buyer and shall be deemed a final, binding and conclusive arbitration award.  A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditor’s determination.  The term “Final Closing Inventory Value” shall mean the definitive Closing Combined Inventory Value plus the Raw Materials Amount agreed to (or deemed to be agreed to) by Buyer and Goodyear in accordance with Section 4.2(b) or resulting from the determinations made by the Neutral Auditor in accordance with this Section 4.2(c) (in addition to those items theretofore agreed to by Goodyear and Buyer).

(d)	All amounts due to Goodyear pursuant to this Agreement shall be paid by Buyer or Titan International, Inc. and no other Affiliate of Buyer.

(e)
If the amount of the Final Closing Inventory Value is not less than the Target Closing Inventory Value, there shall be no adjustment to the Preliminary Purchase Price and the Preliminary Purchase Price shall be the Purchase Price.  The Preliminary Purchase Price shall be decreased to the extent that the amount of the Final Closing Inventory Value is less than the Target Closing Inventory Value.  Any adjustments to the Preliminary Purchase Price made under this Section 4.2(d) shall bear interest from the Closing Date through the date of payment at the rate of interest publicly announced by Citibank, N.A., in New York, New York, from time to time as its prime rate, for the period from the Closing Date to the date of such payment.  Any adjustments to the Preliminary Purchase Price made pursuant to this Section 4.2(d) shall be paid by wire transfer of immediately available funds to the account specified by Buyer within five (5) Business Days after the Final Closing Inventory Value is agreed to by Buyer and Goodyear or any remaining disputed items are ultimately determined by the Neutral Auditor.  The Preliminary Purchase Price as adjusted pursuant to this Section 4.2 is referred to herein as the “Purchase Price.”

(f)
All amounts other than in US Dollars to be determined pursuant to this Section 4.2 shall be converted from other currencies into US Dollars applying the relevant exchange rate as published in the New York Times on the Closing Date.

4.3
Purchase Price Allocation.  The sum of the Purchase Price and the Assumed Liabilities shall be allocated as set forth on the Corresponding Schedule.  Buyer and Goodyear shall agree on the Form 8594, where applicable, under Section 1060 of the Tax Code relating to this transaction based on this agreed allocation.  Buyer and Goodyear agree to file such Form, and such other documents as may be required in respect of such allocation by any Taxing Authority, with each relevant Taxing Authority.  Buyer and Goodyear each agree to file all income, franchise and other Tax Returns, and execute such other documents as may be required by any Taxing Authority, in a manner consistent with the agreed allocation and such Form and to refrain from taking any position inconsistent with such Form or agreed allocation with any Taxing Authority unless otherwise required by applicable Law; provided, however, that the amounts set forth on the Corresponding Schedule shall be adjusted to reflect any differences between the Preliminary Purchase Price and the Purchase Price with respect to the particular jurisdiction for which the allocation has been adjusted.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF GOODYEAR

Except as set forth in the Corresponding Schedules, Goodyear represents and warrants to Buyer that the statements contained in this Article 5 are true and complete as of the date of this Agreement and as of the Closing Date, except as to the qualification of Newco set forth in Section 5.2, which shall be true and complete on the Closing Date only:

5.1	Organization and Existence. Goodyear and each Affiliated Seller is duly organized, validly existing and in good standing (or its equivalent under applicable Law) under the

Laws of the jurisdiction of its formation and has full power and authority to carry on the EMEA Business as now conducted by it.

5.2
Qualification.  Goodyear, each Affiliated Seller and, as of the Closing Date, Newco are duly qualified to do business in all jurisdictions where the nature of the Business Assets owned by it, or the conduct of the EMEA Business conducted by it, requires it to be qualified, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Change.

5.3
Corporate Authority.  Goodyear has taken all corporate actions needed to execute, deliver and consummate this Agreement and the Related Agreements, and each Affiliate of Goodyear has taken all corporate actions needed to execute, deliver and consummate any Related Agreement to which it is a party.  This Agreement and the Related Agreements constitute legal, valid and binding obligations of Goodyear and its Affiliates (to the extent it is a party to this Agreement or a Related Agreement), except as applicable bankruptcy, insolvency, reorganization or similar laws relating to enforcement of creditors’ rights and remedies or other equitable principles limit enforceability.

5.4
Financial Statements.  Goodyear has provided to Buyer an unaudited statement of Revenue, Costs of Goods Sold and Direct Expenses for the EMEA Business for the years ended December 31, 2009, 2008 and 2007 attached to the Corresponding Schedule (the “Unaudited Financials”)  The Unaudited Financials have been prepared in accordance with the books of account and other financial records of Goodyear and present fairly, in all material respects, the revenues, costs and expenses of the EMEA Business for the years ended December 31, 2009, 2008 and 2007.

5.5
Entire Business.  Assuming Buyer (or one or more of its Affiliates) has the ability to provide to the EMEA Business, through a Related Agreement or otherwise, all services currently provided to the EMEA Business by Goodyear set forth on the Corresponding Schedule, the Business Assets are, together with the rights under this Agreement and the Related Agreements, all assets necessary to conduct the EMEA Business immediately following Closing in all material respects as currently conducted.  Except as reflected in the Unaudited Financials or the Corresponding Schedule, the Business Assets are in good working and serviceable condition.

5.6	Contracts.

(a)
The Corresponding Schedule lists the following types of Contracts in effect as of the date of this Agreement primarily related to the conduct of the EMEA Business or the Business Assets (collectively, “Material Contracts”):

i.	any Customer Contract (or group of related Contracts) under which payments to or by Goodyear, an Affiliated Seller or Newco in any calendar year exceed $100,000;

ii.	any French Business Contract (or group of related French Business Contracts) that involves aggregate annual consideration in excess of $100,000;

iii.
any French Business Contract (or group of related French Business Contracts) for the purchase or sale of raw materials, commodities, supplies or products or for the furnishing or receipt of any services, the performance of which extends over a period of more than one year or that involves aggregate annual consideration in excess of $100,000;

iv.	any collective bargaining, labor or material union agreement for the Amiens North Facility;

v.	any Contract that requires the EMEA Business to deal exclusively with the counterparty or that limits the ability of the EMEA Business to compete in any product or geographic market;

vi.
any Customer Contract or French Business Contract consummated or completed that departs materially from the ordinary course of business or the performance of which extends over a period of more than a year;

vii.
any French Business Contract (or group of related French Business Contracts) for the lease of any real or personal property involving annual lease payments in excess of $100,000 per year for any such French Business Contract; and

viii.	any French Business Contract (or group of related French Contracts) providing for capital expenditures after the date hereof in excess of $100,000.

(b)
True and complete copies of each written Material Contract (including any amendments, supplements or modifications thereto) have been disclosed and made available to Buyer.  There are no oral Material Contracts.  The Corresponding Schedule identifies those Material Contracts whose assignment or transfer requires the consent of a Third Party or Governmental Authority.

(c)
Each Transferred Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms as to Goodyear, Newco or the Affiliated Seller thereto, and to Goodyear’s Knowledge, the other parties to the Transferred Contract, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and to general principals of equity, whether invoked in a proceeding in equity or at Law.

(d)
Neither Goodyear nor, to Goodyear’s Knowledge, any other party, is in material breach or material default of any obligation under any of the Transferred Contracts, and to Goodyear’s Knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default under any of the Transferred Contracts or would permit modification, acceleration or termination of any Transferred Contract or result in the creation of any Lien on any of the Business Assets or the Newco Shares.

5.7	Proprietary Rights.

(a)	Goodyear owns or has a legally enforceable license to use the Proprietary Rights. All of Goodyear’s rights in and to the Proprietary Rights will be conveyed to Buyer pursuant to this Agreement.

(b)
Neither Goodyear nor, to Goodyear’s Knowledge, any other party is in default of any material obligation under any license, sublicense or other agreement relating to Proprietary Rights or the intellectual property (including, but not limited to, all copyrights and trademarks) that is subject to the Patent Assignment Agreement, Trademark License Agreements - EMEA and Shared Patent and Know-How License Agreement.

(c)	Goodyear is not obligated to pay any amount to any Person in order to use any of the Proprietary Rights.

(d)	None of the Proprietary Rights is subject to any outstanding order, decree, judgment or stipulation.

(e)	No Third Party has notified Goodyear that it believes the EMEA Business violates the proprietary right of any other Third Party.

(f)
As of the Closing, to Goodyear’s Knowledge the operation of the EMEA Business and the ownership of the Business Assets do not infringe upon or otherwise violate any Third Party’s proprietary rights and none of the Proprietary Rights is being infringed or misappropriated by any Third Party.

5.8
Taxes.  Goodyear and each Affiliated Seller has timely filed all Tax Returns required to be filed by it on or before the date hereof with respect to Taxes relating specifically to the EMEA Business, the Transferred Assets and the employees of the EMEA Business for each period ending on or before the date hereof.  All such Tax Returns were correct and complete and were prepared in substantial compliance with all applicable Laws.  All Taxes shown as due on such Tax Returns have been or will be timely paid.  There is no unassessed Tax deficiency proposed in a writing delivered to Goodyear or any Affiliated Seller or, to Goodyear’s Knowledge, threatened against any Goodyear or any Affiliated Seller relating specifically to the EMEA Business, the Transferred Assets and the employees of the EMEA Business, nor is any Action pending or, to Goodyear’s Knowledge, threatened by any Governmental Authority for assessment, reassessment or collection of any Taxes relating specifically to the EMEA Business, the Transferred Assets and such employees.

5.9
No Breach of Contract; No Violations of Law; No Prior Approval.  Assuming that unconditional approval has been obtained under applicable Antitrust Law, the execution, delivery and performance of this Agreement or any Related Agreement will not:

(a)	except as set forth in the Corresponding Schedule, be a material breach of or a default under or result in a right of notice, termination or acceleration under:

i.	the applicable governing documents of Goodyear, Newco or any Affiliated Seller;

ii.	any Material Contract; or

iii.	any Law applicable to Goodyear, Newco or any Affiliated Seller;

(b)	create a Lien upon any of the Business Assets or the Newco Shares;

(c)	except as set forth in the Corresponding Schedule, require any consent, approval or authorization of any Third Party under any Material Contract; or

(d)	require a filing with or Permit from any Governmental Authority, except any filing required by Antitrust Law or any filing that would not reasonably be expected to result in a Material Adverse Change.

5.10	Litigation. Except as set forth in the Corresponding Schedule:

(a)	there is no pending or, to Goodyear’s Knowledge, threatened Proceeding relating to the EMEA Business or any of the Business Assets;

(b)
there is no existing or, to Goodyear’s Knowledge, threatened order, judgment or decree of any Governmental Authority or arbitrator that specifically applies to the EMEA Business, the Newco Shares or the Business Assets and would prevent, delay, inhibit or interfere with the ordinary operation of the EMEA Business or the use of the Business Assets under ordinary circumstances; and

(c)
there is no pending, or to Goodyear’s Knowledge, threatened Proceeding relating to Goodyear that challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Related Agreements.

5.11
Finders, Brokers and Investment Bankers.  Morgan Stanley & Co. Incorporated is the only broker or investment banker acting on behalf of Goodyear in connection with the transactions contemplated by this Agreement.  Except for Morgan Stanley & Co., the fees and expenses of which will be paid by Goodyear in accordance with Section 17.11, no other broker or investment banker has the right to receive any commission or finder’s fee in connection with the transactions contemplated by this Agreement.

5.12	Absence of Changes. Since December 31, 2009 and except as set forth in the Corresponding Schedule:

(a)
except for the Spin-off, Goodyear, Newco and the Affiliated Sellers have conducted the EMEA Business in the ordinary course consistent with past practice and have not sold, leased or transferred tangible or intangible assets related exclusively to the EMEA Business or primarily to the Amiens North Business, except in the ordinary course of business consistent with past practice;

(b)	there has been no Material Adverse Change;

(c)
there has been no increase made or agreed to in the compensation or other remuneration or rate thereof payable or to become payable by Goodyear or any Affiliated Sellers to their employees engaged in the EMEA Business, including but not limited to base compensation, bonus, profit sharing, incentive, severance, stock option, non-mandatory pension or other plan, Contract or commitment except such increases that relate to compensation adjustments made in the ordinary course of the EMEA Business and consistent with past practices;

(d)	there has been no uninsured loss, damage or destruction of any Business Assets that individually or in the aggregate exceed $50,000;

(e)	there have been no Liens imposed upon or attached to the Business Assets other than Liens that do not individually or in the aggregate exceed $250,000;

(f)	there has been no breach of or termination of a Material Contract;

(g)	there has been no commitment to any labor organization with respect to the EMEA Business;

(h)	there have been no changes to the customary methods of operation of the EMEA Business, including, without limitation, policies and practices related to Inventory;

(i)
neither Goodyear, Newco nor any Affiliated Sellers have sold, leased, subleased, licensed, transferred or otherwise disposed of any of the Business Assets which individually or in the aggregate have a value in excess of $100,000, other than Inventory in the ordinary course of business;

(j)
no party (including Third Parties, Goodyear, Newco and Affiliated Sellers) has terminated or canceled any Material Contract to which Goodyear or Affiliated Sellers is a party or by which any of them are bound; and

(k)
there has been no agreement by Goodyear, Newco or any Affiliated Seller to take any actions listed in this Section 5.12 except, in each case, as contemplated or permitted by this Agreement or any Related Agreements.

5.13	Compliance with Laws.

(a)
Goodyear, Newco and each Affiliated Seller have complied with all applicable material Laws of each Governmental Authority in connection with the ownership and operation of the EMEA Business, the Newco Shares and the Business Assets.

(b)
Neither the ownership of the Business Assets nor operation of the EMEA Business violates any applicable order, Law or regulation.  To Goodyear’s Knowledge, all written claims made by Goodyear or its Affiliates for Farm Tires manufactured or sold in the EMEA Business are substantiated as required by applicable Law, and to Goodyear’s Knowledge, no advertising for Farm Tires violates the rights of publicity or privacy of any Third Party.

(c)
Since January 1, 2009, none of Goodyear, Newco nor any Affiliated Sellers have received any written notice from any Governmental Authority of any violation specifically related to the ownership of the Business Assets, the Newco Shares or operation of the EMEA Business.

5.14	Employees.

(a)
Goodyear has provided to Buyer on the Corresponding Schedule a list of the Business Employees (other than the Business Employees employed at the Amiens North Business) with the information listed below for each of those Business Employees, and also indicating those Business Employees that Goodyear and Buyer consider to be key employees of the EMEA Business (“Key Employees”).  Goodyear has provided a copy of any agreement between Goodyear, Newco or Affiliated Sellers and any Key Employees to Buyer.

i.	job classification or title;

ii.	location;

iii.	base compensation;

iv.	2009 and subsequent years’ bonus compensation, if any; and

v.	hire date.

(b)
Goodyear, Newco or Affiliated Sellers, as applicable, shall pay each Business Employee his salary or wages earned through the Closing Date (including, without limitation, any other sums, benefits, retention bonuses or other bonuses payable by Goodyear or Affiliated Sellers) and those liabilities shall be Retained Liabilities.

(c)
Except as set forth in the Corresponding Schedule, no Business Employee is covered by any collective bargaining agreement between Goodyear, Newco or any Affiliated Seller and any labor organizations.  Goodyear has made available to Buyer complete and correct copies of all collective bargaining agreements related to the Business Employees, all of which are listed in the Corresponding Schedule.  Except as set forth on the Corresponding Schedule, no labor strike, work stoppage, slowdown or other labor dispute has occurred at the Amiens North Facility or in the French Business, and none is underway or, to the Knowledge of Goodyear or any Affiliated Seller, threatened.

(d)
Except as provided on the Corresponding Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any current or former Business Employee to any additional payment, accelerate the time of payment or vesting, or increase the amount of compensation due any Business Employee.

(e)
Newco and any Goodyear Affiliate that employs a Business Employee are in compliance with all applicable Laws and applicable collective agreements of any type regarding employment practices with respect to such Business Employee.

(f)
After Closing, no Benefit Plan of any type related to the EMEA Business, other than mandatory Benefit Plans under applicable Laws, will require any payment or action on the part of Buyer or any Buyer Affiliates except for those Benefit Plans listed on the Corresponding Schedule.

5.15	Real Property.

(a)
A description of each parcel, building, construction and installation of real property as of the date of this Agreement owned by GDTF and used exclusively to conduct the French Business (the “Real Property”) is set forth on the Corresponding Schedule.  Subject to satisfaction of the condition described in Section 11.2(n), the Real Property will be contributed to Newco on or prior to the Closing Date.  Newco will have on the Closing Date good and marketable title to the Real Property free and clear of all Liens.

(b)	There are no pending or, to Goodyear’s Knowledge, threatened condemnation or eminent domain proceedings involving the Real Property, the Excluded Real Property or any portion thereof.

(c)
Except as disclosed on the Corresponding Schedule, the Real Property constitutes all of the real property used in the operation of the French Business.  Neither Goodyear, GDTF nor Newco has leased or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof.  All structures, buildings, fixtures and building systems included in the Real Property are in satisfactory condition and repair adequate for the operation of the French Business as presently conducted.  All water, gas, oil, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems installed at the Real Property are in satisfactory operational condition and sufficient for regular operation of the French Business as presently conducted.  To the Knowledge of Goodyear, there are no structural deficiencies or latent defects affecting any of the improvements on the Real Property or the Excluded Real Property which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Real Property and improvements thereon or the operation of the French Business.

(d)
The Real Property is in compliance with all material applicable building, zoning, subdivision, health and safety, and other land use Laws.  No party (including Goodyear or any Affiliated Seller) has received any notice of any material violation of any Law in connection with the use of the Real Property.  The Real Property is not affected by any notice, order, demand, requirement, or proposal issued by or on behalf of any Governmental Authority for the carrying out of any work upon the Real Property or the modification of any planning permission.

There are no development works, redevelopment works or fitting-out works outstanding in respect of the Real Property.

(e)
The current use and occupancy of the Real Property and the operation of the French Business do not violate any easement, covenant, condition or restriction in any instrument of record or other unrecorded agreement affecting the Real Property.  No party (including Goodyear and an Affiliated Seller) has received any notice of any violation of any such easement, covenant, condition or restriction in any instrument of record or other unrecorded agreement.  No permits, authorizations or certificates issued in connection with the Real Estate have been challenged, cancelled, or withdrawn; they have been duly posted on site and in the relevant town hall; and any corresponding work was started within the prescribed time limits.

(f)	Except as disclosed on the Corresponding Schedule, no portion of the Real Property is located in a flood hazard area.

5.16	Environmental Matters. Except as disclosed on the Corresponding Schedule:

(a)	the operations of the EMEA Business are, and for the past five (5) years have been in compliance with Environmental Laws, including compliance with all required Permits;

(b)
there is no pending or, to the Knowledge of Goodyear, anticipated change in any Environmental Law that will materially impair the use and ownership of the Real Property or any portion thereof in the continued operation of the French Business as currently conducted thereon;

(c)
there has not been a release or threatened release of any Hazardous Substances on the Real Property, or at any other location in connection with the operation of the EMEA Business prior to the Closing Date, in amounts or under circumstances that could reasonably be expected to result in cleanup obligations or other liabilities under Environmental Laws;

(d)
neither Goodyear, Newco nor any Affiliated Seller has in connection with the EMEA Business treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any Hazardous Substance, exposed any Business Employee or other individual to any substance or condition, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including but not limited to any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, fines, penalties or attorney fees, or injunctive relief pursuant to any Environmental Laws;

(e)
neither Goodyear, Newco nor any Affiliated Seller has, in connection with the operation of the EMEA Business, either expressly or by operation of Law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws;

(f)
no judicial, administrative or Third Party Claims under Environmental Laws that remain unresolved have been asserted in writing or, to the Knowledge of Goodyear, threatened against Goodyear, any Affiliated Seller or GDTF relating to the EMEA Business; and

(g)
Goodyear has made available to Buyer all documents in its direct or indirect possession or control relating to environmental conditions on the Real Property or otherwise relating to liabilities of the EMEA Business under Environmental Laws.

It is understood and agreed that the representations and warranties in this Section 5.16 are the only representations and warranties by Goodyear in this Agreement relating to environmental matters.

5.17	Permits.

(a)	Goodyear and each Affiliated Seller has been and is in compliance with all Permits that are required to own the Business Assets and to conduct the EMEA Business in the ordinary course of business;

(b)	each material Permit is valid and in full force and effect; and

(c)	neither Goodyear nor any Affiliated Seller has received any written notice that the any Permit will be suspended, restricted, withdrawn or terminated.

5.18	Inventory.

(a)
Except as reflected in the Unaudited Financials, the Combined Inventory and Raw Materials consist of products that are of a quality and quantity usable and, in respect to the Inventory, saleable in the ordinary course of business, and none of the Inventory is obsolete or damaged, except for obsolete items that have been written off or down to net realized value.

(b)	The Combined Inventory and Raw Materials are free and clear of all Liens.

(c)	The amounts at which the Combined Inventory and Raw Materials have been valued are in accordance with Schedule 4.2.

(d)	Goodyear has consistently used the first-in, first-out method of accounting for the Combined Inventory and Raw Materials.

5.19	Product Warranty.

(a)	True and complete copies of Goodyear’s, Newco’s and each Affiliated Seller’s warranty agreements with Farm Tire customers as currently used by the EMEA

Business, if any, and Goodyear’s, Newco’s and each Affiliated Seller’s standard terms and conditions of sale as currently used by the EMEA Business, if any (containing standard guaranty, warranty, and indemnity provisions) in respect of the finished goods Inventory included in the Business Assets have been listed on the Corresponding Schedule and provided to Buyer.

(b)
The Inventory is not subject to any material guaranty, warranty or other indemnity (except as implied by applicable Law) beyond the applicable warranty agreement or the standard terms and conditions of sale described herein.

5.20
Customers.  The Corresponding Schedule sets forth the names of the twenty most significant customers (by revenue, including percentages of total revenues) of the EMEA Business for each of the fiscal quarters for the trailing twelve (12) month period ending on the last full fiscal quarter prior to the date of this Agreement.  Except as set forth in the Corresponding Schedule, Goodyear has no Knowledge that any customer of the EMEA Business listed on the Corresponding Schedule will cease to purchase Farm Tires or substantially reduce its purchases following the Closing.  The Corresponding Schedule described herein shall be updated prior to Closing to provide such information for each of the fiscal quarters for the trailing twelve (12) month period ending on the last full fiscal quarter prior to the Closing Date.

5.21
Books and Records.  The books of account and other financial records of Goodyear, Newco and the Affiliated Sellers relating to the EMEA Business, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

5.22
Full Disclosure.  Subject to any supplements to the Schedules permitted under Section 2(iii) of the put option granted to Goodyear by Buyer or Section 7.5 of this Agreement, no representation or warranty of Goodyear, Newco or any Affiliated Seller contained in this Agreement or in any Corresponding Schedule contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

5.23
DISCLAIMER.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY GOODYEAR IN THIS AGREEMENT, GOODYEAR HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  BUYER ACKNOWLEDGES THAT IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, IT HAS RELIED SOLELY ON THE REPRESENTATIONS AND WARRANTIES MADE IN ARTICLE 5.  IN NO EVENT WILL GOODYEAR BE LIABLE FOR REPRESENTATIONS OR WARRANTIES, IF ANY, MADE BY ANY INDIVIDUAL ON HIS OR HER OWN BEHALF AND NOT AS A REPRESENTATIVE OF GOODYEAR.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Goodyear:

6.1	Organization and Existence of Buyer. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

6.2
Corporate Authority.  Buyer and, when applicable, each of the Affiliated Buyers has taken all corporate actions needed to execute, deliver and consummate this Agreement and the Related Agreements.  This Agreement and the Related Agreements constitute the legal, valid and binding obligations of Buyer and, when applicable, of each of the Affiliated Buyers, except as applicable bankruptcy, insolvency, reorganization or similar laws relating to enforcement of creditors’ rights and remedies or other equitable principles limit enforceability.

6.3
No Breach of Contract; No Violations of Law; No Prior Approval.  Assuming the expiration or early termination of the applicable waiting period or the authorization required by Antitrust Law, the execution, delivery and performance of this Agreement or any Related Agreement will not:

(a)	be a breach of or a default under:

i.	Buyer’s or any of the Affiliated Buyers’ applicable governing documents;

ii.
any agreement or instrument to which Buyer or any of the Affiliated Buyers is a party, other than breaches or defaults that would not reasonably be expected to result in a Buyer Material Adverse Change; or

(b)	any Law applicable to Buyer or any of the Affiliated Buyers, other than breaches or defaults that would not reasonably be expected to result in a Buyer Material Adverse Change; or

(c)	require a filing with or permit from any Governmental Authority, except any filings or Permits the failure to make or obtain that would not be a Buyer Material Adverse Change.

6.4
Litigation.  There is no pending, or to Buyer’s Knowledge, threatened Proceeding relating to Buyer that challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by the Agreement.

6.5
Finders, Brokers and Investment Bankers.  No finder, broker or investment banker has acted on behalf of Buyer or any of the Affiliated Buyers in connection with the transactions contemplated by this Agreement or has the right to receive any commission or finder’s fee.

6.6
Financing.  Buyer has sufficient funds available to it to pay to Goodyear the Purchase Price and to otherwise satisfy all of its obligations that will be due at Closing under this Agreement and the Related Agreements.

6.7
Independent Analysis.  Buyer acknowledges and agrees that except as expressly set forth in this Agreement or the Related Agreements, no Seller has made any representation or warranty upon which Buyer or any of the Affiliated Buyers is relying with respect to the Business Assets, the Business Liabilities, the Newco Shares or otherwise.  Buyer has performed, and will perform, and is purchasing the Transferred Assets and the Newco Shares and assuming the Assumed Liabilities based only (except in respect of the representations and warranties of Goodyear expressly set forth herein) upon, its own due diligence and investigations with respect to the EMEA Business, the Newco Shares, the Business Assets and the Business Liabilities and has formed its own conclusions regarding the condition (financial and otherwise), value, property, liabilities, contracts, contingencies, prospects, risks and other incidents thereof.

6.8
DISCLAIMER.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS AGREEMENT, BUYER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT.  GOODYEAR ACKNOWLEDGES THAT, IN DETERMINING TO PROCEED WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, GOODYEAR HAS RELIED SOLELY ON THE REPRESENTATIONS AND WARRANTIES MADE IN ARTICLE 6.

ARTICLE 7

COVENANTS OF BUYER AND GOODYEAR

7.1
Operating the EMEA Business.  Except as otherwise consented to in writing by Buyer, during the period from the date of this Agreement until the Closing Date, Goodyear shall, and shall cause the Affiliated Sellers to, conduct the operations of the EMEA Business in the ordinary course (except for the Spin-off) and shall not take any action of the type represented not to have occurred in Section 5.12.  Notwithstanding the foregoing, Goodyear, Newco and Affiliated Sellers are permitted to use any Cash of the EMEA Business to pay dividends or distributions, repay loans, or other payments to Goodyear’s Affiliates.

7.2	Antitrust Law Filings.

(a)
In connection with the transactions contemplated by this Agreement, Goodyear and Buyer shall prepare and file any filings required or advisable under any Antitrust Laws (“Antitrust Filings”) within a mutually agreed and reasonable period after this Agreement is signed in accordance with applicable requirements of Law.

(b)
Goodyear and Buyer shall use reasonable best efforts to (i) obtain, if applicable, unconditional approval under applicable Antitrust Law under the Antitrust Filings and (ii) resolve fully any objections asserted by any antitrust authority regarding the transactions contemplated by this Agreement.

(c)	Goodyear and Buyer shall:

i.	supply the other with any information needed to make the Antitrust Filings;

ii.	notify the other promptly if they receive comments in connection with the Antitrust Filings, including requests for amendments or supplements to the Antitrust Filings;

iii.	supply the other with copies of all correspondence with a government official about the transactions contemplated by this Agreement and the Antitrust Filings;

iv.	respond as promptly as practicable to inquiries or requests made by a governmental authority relating to the transactions contemplated by this Agreement and the Antitrust Filings;

v.	cause all documents that it files to comply in all material respects with all applicable requirements of Law; and

vi.	promptly inform the other if an event occurs that requires an amendment or supplement to the Antitrust Filings and cooperate with each other in filing the amendment or supplement.

(d)
Buyer shall pay all filing fees required in connection with the Antitrust Filings or other Filings.  Each of Buyer and Goodyear will pay its own attorneys fees and other costs and expenses incurred in the preparation of the Antitrust Filings or other Filings.

7.3	Farm Tire Distributors.

(a)
Goodyear and Affiliated Sellers have established relationships to sell tires with the mark of Goodyear including Farm Tires, to the certain distributors listed on the Corresponding Schedule (the “Distributors”) and have provided Buyer with copies of any agreements evidencing such relationships.  The Parties agree that it is in their best interest for Buyer to continue the distributor relationship for Farm Tires with the mark of Goodyear or one of its Affiliates (“Goodyear-Branded Farm Tires”).  For the avoidance of doubt, the parties hereby agree that T.C. Debica - branded tires are not included in the definition of Goodyear-Branded Farm Tires.

(b)	Buyer and its Affiliates shall use commercially reasonable efforts to continue to sell Goodyear-Branded Farm Tires to each of the Distributors and enter into a similar arrangement with each distributor to continue the sale of Goodyear-Branded Farm Tires through such Distributor.  Goodyear shall cooperate with and assist Buyer in connection with establishing the Distributor arrangements.  The Corresponding Schedule of Distributors may be amended from time to time by Goodyear on the basis of objective criteria defined by Goodyear.

7.4
Access to Information.  On the terms and subject to the conditions set forth in the Confidentiality Agreement, between the date of this Agreement and the Closing Date, Goodyear will, and will cause its Affiliated Sellers to, on reasonable notice and during ordinary business hours, subject to the requirements of applicable Law, including, without limitation, all applicable Antitrust Laws:

(a)
give to Buyer and its authorized representatives reasonable access to all Books and Records, plants, offices and other facilities and properties of Goodyear and the Affiliated Sellers, respectively, to the extent related to the Transferred Assets or the Assumed Liabilities, including, without limitation, such Books and Records as Buyer or its representatives may reasonably request in connection with Buyer’s compliance with applicable Laws in connection with the consummation of the transactions contemplated hereby;

(b)	permit Buyer to make such inspections thereof as Buyer may reasonably request; and

(c)
cause its officers, employees and advisors with knowledge of the EMEA Business and the Business Assets to furnish Buyer with such financial and operating data and other information with respect to the EMEA Business and the Business Assets as Buyer may from time to time reasonably request.  Any such inspection or investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the EMEA Business or the Business Assets.

7.5
Disclosure Generally.  The Corresponding Schedules were deemed completed by the Parties as of 5:00 p.m. ET on December 10, 2010.  The representations and warranties set forth in this Agreement, to the extent qualified by matters set forth in any Corresponding Schedule, shall not be qualified by any information disclosed to Buyer in the course of Buyer’s due diligence investigation after such date and time.  To the extent that any disclosure made after such date and time causes Goodyear to breach any of its representations and warranties set forth in this Agreement, such breach shall be subject to the indemnification provisions in Article 13.  Any disclosure made by Goodyear after such date and time shall not be deemed to qualify any of the representations and warranties that serve as a condition to Buyer’s obligation to close the transactions contemplated by this Agreement under Section 11.2(a).

7.6
Right of First Refusal to Purchase Fabric Calendar at the Amiens South Facility.  During the term of the Amiens Fabric Supply Agreement, in the event that Goodyear Dunlop Tires Amiens Sud SAS disposes of or otherwise discontinues its fabric manufacturing operation at its facilities located at 30 rue Roger Dumoulin, 8000 Amiens, France (“Amiens South Facility”), Buyer and its Affiliates will have a right of first refusal to purchase the fabric calendar used in that operation (the “Fabric Calendar”) under the terms described in this Section 7.6 and Seller shall cause  Goodyear Dunlop Tires Amiens Sud SAS to grant such right of first refusal to Buyer and its Affiliates.

(a)
In the event that Goodyear Dunlop Tires Amiens Sud SAS wishes to dispose of or otherwise discontinue the fabric manufacturing operation at the Amiens South Facility, Seller shall deliver notice to Buyer of such intent within thirty (30) days from the time Goodyear Dunlop Tires Amiens Sud SAS makes that determination.

(b)
Buyer shall have thirty (30) days from receipt of such notice to deliver a reply notice electing whether or not to purchase the Fabric Calendar.  Seller and Buyer agree that the purchase price for the Fabric Calendar shall be mutually agreed to by the parties.  Seller shall take delivery of the Fabric Calendar at the Amiens South Facility and will be responsible for the cost of removing it from the Amiens South Facility and relocating it.

(c)
If Buyer shall fail to deliver such reply notice within the thirty (30) day period referred to above, then Buyer’s right to purchase the Fabric Calendar shall lapse and Buyer shall cease to have any further rights pursuant to this Section 7.6.

7.7	Public Notices. Subject to the terms of, and in addition to the requirements imposed by, the Confidentiality Agreement, the Parties shall:

(a)
issue, on the date hereof, a joint press release in the form previously agreed upon by the Parties, to the exclusion of any other press release or written public statement in respect of the execution of this Agreement;

(b)	consult with each other prior to issuing any other press release or any written public statement with respect to this Agreement or any of the Related Agreements or the contemplated transactions; and

(c)
not issue any such press release or written public statement prior to review and approval by the other Party; provided, however, that prior review and approval shall not be required if (i) in the reasonable judgment of the Party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable Law or any rule, regulation or policy of any securities exchange on which the securities of such Party are traded and (ii) the Party seeking to issue such press release or public statement provides notice of the content and proposed timing thereof to the other Party, as promptly as practicable.

7.8	Taxes. References to the Goodyear and the Buyer, for purposes of this Section 7.8, shall also be deemed to include, where appropriate, Affiliates of Goodyear and Buyer, respectively.

(a)	Transfer Taxes.

All transfer, documentary, direct or indirect real estate conveyance, land transfer, sales, use, value-added, stamp, registration, mortgage recording, deed of trust recording and other similar taxes and fees (including any type of penalty, fine and interest thereon), incurred as a result of the purchase and sale of the Transferred Assets, the contribution of the Contributed Assets and the Contributed Liabilities and the purchase and sale of the Newco Shares (such Taxes and expenses, “Transfer Taxes”) shall be paid one-half by Buyer and one-half by Goodyear.  The party legally obligated to pay any Transfer Taxes shall pay such Transfer Taxes to the Taxing Authorities, and no later than two (2) Business Days prior to the due date for payment of such Transfer Taxes, the other party will pay to the paying party its one-half share of such Transfer Taxes.

(b)	Property Taxes.

i.
Pre-Closing Property Taxes for Which Goodyear or an Affiliated Seller is Legally Responsible.  Real and personal property and other similar Taxes and fees (including penalties and interest thereon) relating to the Business Assets for which Goodyear or an Affiliated Seller is legally responsible concerning taxable periods ending on or prior to the Closing Date or Pre-Closing Periods shall be the sole responsibility of Goodyear or an Affiliated Seller, as the case may be.  Buyer shall notify Goodyear in writing of any such Taxes that Buyer pays on behalf of Goodyear or an Affiliated Seller.  No later than ten (10) Business Days after receipt of the notice, Goodyear shall pay to Buyer an amount equal to the portion of Taxes attributable to the Pre-Closing Period or taxable period ending on or prior to the Closing Date (as determined under Section 7.8(b)(ii)).

ii.
Post-Closing Property Taxes.  Real and personal property and other similar Taxes and fees (including penalties and interest thereon) relating to the Business Assets for taxable periods beginning after the Closing Date or for Post-Closing Periods shall be the sole responsibility of Buyer.  For purposes of Section 7.8(b), any such Taxes payable with respect to a Split Tax Period will be pro-rated between the Pre-Closing Period and the corresponding Post-Closing Period based on the number of days in each such Period.

(c)	Income Taxes.

i.
Pre-Closing Income Taxes for which Goodyear or an Affiliated Seller is Legally Responsible.  Income Taxes, franchise Taxes and Taxes based on net worth (including penalties and interest thereon) relating to the Business Assets for which Goodyear or an Affiliated Seller is legally responsible concerning taxable periods ending on or prior to the Closing Date or for Pre-Closing Periods shall be the sole responsibility of Goodyear or an Affiliated Seller, as the case may be.

ii.
Income Taxes for Taxable Periods Beginning after the Closing Date.  Income Taxes, franchise Taxes and Taxes based on net worth (including penalties and interest thereon) relating to the Business Assets for taxable periods beginning after the Closing Date or for Post-Closing Periods shall be the sole responsibility of Buyer.

(d)	Other Taxes.

i.
Pre-Closing Other Taxes for which Goodyear or an Affiliated Seller is Legally Responsible.  Taxes not otherwise described in Sections 7.8(a)-(c) (including penalties and interest thereon) relating to the Business Assets for which Goodyear or an Affiliated Seller is legally responsible concerning taxable periods ending on or prior to the Closing Date or Pre-Closing Periods shall be the sole responsibility of Goodyear or an Affiliated Seller, as the case may be.

ii.
Post Closing Other Taxes.  Taxes not otherwise described in Sections 7.8(a)-(c) (including penalties and interest thereon) relating to the Business Assets for taxable periods beginning after the Closing Date or for Post-Closing Periods shall be the sole responsibility of Buyer.

(e)	Filing of Tax Returns and Cooperation.

i.
Preparing and Filing Tax Returns for Taxable Periods Beginning after the Closing Date.  Buyer shall be responsible for preparing (on a basis consistent with previously filed Tax Returns) and timely filing all Tax Returns for periods beginning after the Closing Date.

ii.
Cooperation and Payment.  Buyer and Goodyear shall each cooperate in the preparation and timely filing of, and if necessary, join in the execution of, Tax Returns concerning the Business Assets.  Buyer and Goodyear shall cooperate with each other and take any action reasonably requested by the other party in order to minimize Taxes and fees, including assisting the other party (i) in filing a claim for a Tax refund, (ii) in responding to an inquiry by a Taxing Authority, or (iii) in defending or litigating a Tax matter relating to the Business Assets.

(f)
Right to Control Defense of Tax Disputes.  If a Taxing Authority asserts a Tax deficiency concerning the Business Assets, a party learning of such Tax deficiency shall promptly notify the other party of such Tax deficiency; provided, however, that no failure or delay by the party learning of such Tax deficiency to provide notice shall reduce or otherwise affect the obligation of the notified party hereunder except to the extent such notified party is actually prejudiced thereby.  In a case of a Tax deficiency for which Goodyear has an indemnification obligation under Section 14.1, Goodyear shall have the right to defend against such Tax deficiency (at the administrative stage and, if necessary, in litigation) and Buyer shall take any and all action reasonably necessary to permit Goodyear to defend against such Tax deficiency, including granting a power of attorney to Goodyear or Goodyear’s designee.  Notwithstanding the foregoing, if at any time that the amount in dispute in any Split Tax Period that is allocable to a Post-Closing Period, measured by giving effect to any interest, penalty, addition to tax or other amount that may be imposed by any Governmental Authority, is greater than the amount in dispute that is allocable to a Pre-Closing Period, Buyer, and not Goodyear, shall have the right to assume control of the defense of such Tax deficiency.  In addition, notwithstanding the second sentence of this subsection (f), if at any time that the amount in dispute in any taxable period ending on or before the Closing Date or any Pre-Closing Period, measured by giving effect to any interest, penalty, addition to tax or other amount that may be imposed by any Governmental Authority, exceeds 200% of the amount for which Goodyear is obligated to indemnify the Buyer Indemnified parties with respect to such amount, Buyer, and not Goodyear, shall have the right to assume control of the defense of such Tax deficiency.  In a case where a Tax deficiency concerns a taxable period beginning after the Closing Date or a Post-Closing Period, Buyer shall have the right to defend against such Tax deficiency (at the administrative stage and, if necessary, in litigation) and Goodyear shall take any and all action necessary to permit Buyer to defend against such Tax deficiency, including granting a power of attorney to Buyer or Buyer’s designee.  A party may not settle a Tax dispute described herein without the written consent of the other party if the settlement would result in adverse Tax consequences to such other party.

(g)
Tax Treatment of Payments.  Tax refunds or credits received by Goodyear or Buyer but belonging to the other party, shall be remitted to the other party within seven (7) days of receipt of such refund or credit.  Tax refunds or credits related to taxable periods (or portions thereof) ending on or before the Closing Date shall belong to Goodyear including, for this purpose, tax refunds or credits in taxable periods ending after the Closing Date that arise as an ancillary result of adjustments to items of income, gain, loss, or deduction in taxable periods (or portions thereof) ending on or before the Closing Date.  All other tax refunds or credits belong to Buyer.

(h)
Notwithstanding anything to the contrary found in this Agreement or any Related Agreements, Buyer shall bear the cost of the first $100,000 of any fees or charges necessary to implement the Spin-off before or after the Closing, including without limitation the fees related to any required audit or appraisal; provided that Buyer shall not be responsible for any other fees and charges necessary to implement Spin-off.  Notwithstanding any other provision of this Agreement, Buyer shall not be responsible for any capital gains tax liability at the level of GDTF arising from the Spin-off or the related sale of Newco.

7.9
Transition Services and other Ancillary Agreements.  In the period between the date of this Agreement and Closing, Goodyear and Buyer shall negotiate in good faith and agree upon terms and conditions (including commercially reasonable pricing) of transition services, sales agent, field service and research and development agreements related to the operation of the EMEA Business after Closing (collectively, the “Ancillary

Agreements”), which Ancillary Agreements shall be entered into by the parties at Closing. The Parties shall ensure that such agreements do not violate any applicable Antitrust Law.

7.10
Financial Statements.  Goodyear covenants to provide to Buyer within forty-five (45) days after the Closing, the audited special purpose financials and related report and supporting documentation for the EMEA Business for the years ended December 31, 2008, 2009 and 2010, as well as any unaudited special purpose financials, as applicable, for the EMEA Business for the time periods necessary for Buyer to comply with SEC filing obligations under Form 8-K.

7.11	Administration of Accounts.

(a)
All payments and reimbursements made by any Third Party in the name of or to Goodyear or any Affiliated Seller that are received after the Closing, to the extent in connection with or arising out of the Business Assets or the Business Liabilities, shall be held by such Person in trust for the benefit of Buyer and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to Buyer the amount of such payment or reimbursement without right of set-off; provided, however, that nothing herein is intended to or shall confer any right or interest to Buyer in or to any Excluded Asset or any payment or reimbursement related thereto.

(b)
All payments and reimbursements made by any Third Party in the name of or to Buyer or an Affiliated Buyer that are received after the Closing, to the extent in connection with or arising out of Excluded Assets or the Retained Liabilities, shall be held by such Person in trust for the benefit of Goodyear and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to Goodyear the amount of such payment or reimbursement without right of set-off provided, however, that nothing herein is intended to or shall confer any right or interest to Goodyear in or to any Business Assets or any payment or reimbursement related thereto.

(c)
If Buyer pays any of the Retained Liabilities, then Goodyear shall reimburse the amount of such payment to Buyer within thirty (30) days of receipt of a demand for reimbursement, together with corresponding documentation of such payment.

(d)
If Goodyear pays any of the Business Liabilities, then Buyer shall reimburse the amount of such payment to Goodyear within thirty (30) days of receipt by Buyer of a demand for reimbursement, together with corresponding documentation of such payment

7.12
Employee Related Matters.  It is the common understanding of the Parties that the assets referred to in Section 2.2(f) constitute only an insignificant part of the operations of the Affiliated Sellers currently owning those assets, and that any transfer of assets under Section 2.2(f) will therefore not constitute the transfer of an ongoing business under Article 23(1) of the Polish Labor Code and Article 6 of the Turkish Labor Law (Law No.

4857) which would trigger financial and other rights or claims of employees of the relevant Affiliated Sellers against Buyer or Affiliated Buyers.  Goodyear and each Affiliated Seller shall make every effort to reduce the risk of any such rights or claims being exercised and hereby agrees that in case, despite the common understanding of the Parties, and Goodyear’s efforts, employees of the relevant Affiliated Sellers raise financial or other claims against Buyer or Affiliated Buyers in connection with the purchase of the assets referred to in Section 2.2(f), Goodyear and each Affiliated Seller shall hold Buyer and each Affiliated Buyer free and harmless from any such claim.  More specifically, if any employees are deemed transferred to the Buyer or Affiliated Buyers; Seller or the Affiliated Seller will execute (and use their best efforts to cause such employees to execute) agreements which transfer such employees back to the Seller or Affiliated Seller.  If the Seller, Affiliated Seller or any such employee do not accept such transfers, (i) Buyer or the Affiliated Buyer shall be entitled, at its sole discretion, to terminate such employees with all of the associated costs of such termination (e.g. severance payments, notice payments, accrued but unpaid paid annual leave, and compensation due as a result of reinstatement lawsuits transferred employees claim against the Buyer or Affiliated Buyer) and (ii) all such costs shall be borne by the Seller.

7.13	Contribution to Newco. Prior to the Closing Date, Goodyear shall cause GDTF to contribute to Newco:

(a)
all assets used primarily to conduct the French Business as currently operated in each case free and clear of any Lien, including all such assets in the same nature as those Transferred Assets referred to under Sections 2.2(a), (b), (c), (d), (f) and (g), together with the Real Property (the “Contributed Assets”);

(b)
those liabilities in respect of the French Business in the same nature as the Assumed Liabilities (the “Contributed Liabilities”) (it being understood that in no event shall any Retained Liability be transferred to Newco).

Notwithstanding any other provision of this Agreement or any Related Agreement, Goodyear and its Affiliates shall promptly reply to any document and information requests from Buyer and its Affiliates regarding the Spin-off, including without limitation, any document requests for beginning drafts, final drafts and finally executed documents related to the Spin-off.

ARTICLE 8

RESTRICTIVE COVENANTS

8.1	Noncompetition Agreement. Goodyear and Buyer agree as follows:

(a)
In partial consideration of the payment of the Purchase Price, except as contemplated or permitted by this Agreement or the Related Agreements and provided it does not violate applicable Law, for three (3) years (and subject to the occurrence of) the Closing (the “Restricted Period”), Goodyear and its Affiliates shall not engage, directly or indirectly, including as a partner, equity holder, consultant or otherwise, in any business in the locations set forth on the Corresponding Schedule (collectively, the “Buyer’s Territory”) that designs, engineers, manufactures, distributes, sells, markets and/or services any Farm Tires, or any tires substantially similar to Farm Tires (collectively, “Competing Products”), such restriction including, without limitation, directly or indirectly, owning an interest in, managing, licensing, operating, joining, controlling, lending money or rendering financial or other assistance to or participating in or being connected with any Person that designs, engineers, manufactures, sells, markets and/or services Competing Products in the Buyer’s Territory.

Provided, however, that notwithstanding the restrictions set forth above:

i.
Goodyear and its Affiliates may engage in such design and engineering activities in Buyer’s Territory necessary to support the production of Competing Products manufactured outside the Buyer’s Territory;

ii.
Goodyear and its Affiliates may (x) purchase, sell and service Competing Products to or for end users (other than original equipment manufacturers) in Buyer’s Territory, provided, in respect of purchases and sales of any Licensed Products, that those Licensed Products were either purchased from Buyer or constituted finished goods transferred to, located at, or owned by Goodyear and/or its Affiliates retail outlets as of the Closing Date; (y) sell tires mounted on original equipment vehicles in any location other than Buyer’s Territory, even with the understanding that such tires will be shipped to Buyer’s Territory, or (z) take any of the foregoing actions in respect of (including, without limitation, owning or acquiring an interest in, lending money to and rendering financial or other assistance to) dealers, distributors and other Persons that sell or service Competing Products to or for dealers or end users, other than original equipment manufacturers;

iii.
ownership of securities having no more than two percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 8.1(a) so long as the Person owning such securities has no other connection or relationship to such competitor;

iv.
Debica may take any of the foregoing actions in respect of Competing Products, and nothing contained in Section 8.1(a) shall in any way limit Debica from designing, engineering, manufacturing, distributing, selling, marketing and/or servicing Debica brand tires;

v.	Trentyre and Magister may continue to sell and market Competing Products in Africa; and

vi.
Goodyear’s ownership of securities, indirectly or directly, of Debica, Trentyre and Magister shall not be deemed to be a violation of Section 8.1(a); provided, that, Goodyear as the sole distributor of Debica brand farm tires through its wholly-owned entity Goodyear Polska, will not expand its current efforts to market Debica brand farm tires outside of Poland; and

vii.
Goodyear and its Affiliates may take any of the foregoing actions in respect of Dunlop-branded industrial tires and nothing contained in Section 8.1(a) shall in any way limit Goodyear and its Affiliates from designing, engineering, manufacturing, selling, marketing and/or servicing Dunlop-branded industrial tires; provided that such Dunlop-branded industrial tires are not identical in size and type to those included in the definition of Farm Tires.

(b)
If any Party or any of its Affiliates is in breach of the terms of this Section 8.1, then the Restricted Period applicable to that breaching Party and its Affiliates shall be extended by the length of time that Party or its Affiliates is in breach.

(c)
The non-compete provisions of Section 8.1(a) shall terminate if (i) Buyer commences a voluntary Chapter 7 petition in bankruptcy or has such a petition filed against it, unless Buyer contests such petition and obtains its dismissal or conversion to Chapter 11, or (ii) Buyer is the subject of a Chapter 11 case and said case is converted to Chapter 7, or (iii) Buyer discontinues its Farm Tire business.

8.2	Nonsolicitation. Except as permitted by this Agreement or the Related Agreements, and as a separate and independent covenant, for a period of one year following the Closing:

(a)
Goodyear and its Affiliates will not, in any way, directly or indirectly, (i) solicit or attempt to solicit for employment any employees or corporate officers of Buyer with whom Goodyear came in contact during the negotiation, drafting or performance hereof other than pursuant to one or more general advertisements not targeted at employees of Buyer, (ii) initiate or maintain contact, or attempt to initiate or maintain contact with any officer-level employee of Buyer regarding employment or (iii) induce or attempt to induce any of them to violate the terms of their contracts, or any employment arrangements, with Buyer, provided, however, that nothing herein shall prohibit Goodyear or any of its Affiliates from soliciting or hiring any employee of Buyer after six (6) months from the date such employee’s employment with Buyer terminates for reasons not associated with a prohibited solicitation or contact.

(b)
Buyer and its Affiliates will not, in any way, directly or indirectly (i) solicit or attempt to solicit for employment any employees or corporate officers of Goodyear or its Affiliates with whom it came in contact during the negotiation, drafting or performance hereof other than pursuant to one or more general advertisements not targeted at employees of Goodyear or its Affiliates, (ii) initiate or maintain contact, or attempt to initiate or maintain contact with any officer-level employee of Goodyear or its Affiliates regarding employment or (iii) induce or attempt to induce any of them to violate the terms of their contracts, or any employment arrangements, with Goodyear or its Affiliates; provided, however, that nothing herein shall prohibit Buyer or any of its Affiliates from soliciting or hiring any employee of Goodyear or its Affiliates after six (6) months from the date such employee’s employment with Goodyear or its Affiliates terminates for reasons not associated with a prohibited solicitation or contact.

8.3	Acknowledgment.

(a)
Goodyear and Buyer acknowledge that the covenants set forth in this Article 8 are an essential element of this Agreement and that, but for the agreement to comply with these covenants by the other Party, the Party would not have entered into this Agreement.  Goodyear and Buyer acknowledge that this Article constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement.  Goodyear and Buyer have independently consulted with their respective counsel and after such consultation agree that the covenants set forth in this Article 8 are reasonable and proper.

(b)
Goodyear and Buyer agree that the remedy at law for any breach by Goodyear or Buyer, as the case may be, of this Article 8 will be inadequate and, notwithstanding any other provision herein, that Buyer or Goodyear, as the case may be, shall be entitled to injunctive relief.  The Parties intend that the unenforceability or invalidity of any term of provision of this Article 8 shall not render any other term or provision contained herein unenforceable or invalid.  If the activities described in this Article 8 should be deemed by a court of competent jurisdiction to be too extensive, then the Parties intend that this Article 8 be construed to cover the maximum scope of business activities, period of time and geographic area as may be permissible under applicable Law.

(c)
The payment to Goodyear in consideration for the covenants set forth in Sections 8.1 and 8.2, which is part of the Purchase Price, shall be made by Buyer or an Affiliate of Buyer that is organized in a state of the United States.

ARTICLE 9

EMPLOYMENT MATTERS

9.1	Business Employees.

(a)	[Intentionally Omitted.].

(b)
List.  No later than eight (8) Business Days prior to the Closing, Goodyear shall provide Buyer with a schedule containing a list of the Business Employees employed at the Amiens North Business, identified by name, date of birth, hire, date, job title, and salary level or hourly wage.

(c)	Transfer of the Business Employees.

i.	Any and all employment-related Liabilities relating to Goodyear employees other than the Business Employees shall remain with the applicable Affiliated Sellers.

ii.
Upon the date of the Spin-off, the Business Employees employed at the Amiens North Business shall be transferred to Newco; provided that, in no event shall the number of Business Employees employed at the Amiens North Business and transferred to Newco, Buyer or any Affiliated Buyer as a result of the Spin-off exceed 537 persons in the aggregate.  In the event a greater number of Business Employees employed at the Amiens North Business are transferred to Newco, Buyer or any Affiliated Buyer pursuant to the terms of this Agreement or any Related Agreement, Goodyear shall indemnify and hold harmless Newco, Buyer or such Affiliated Buyer, to the fullest extent permitted by Law, for any costs relating to such excess employees (including wages paid through the effective date of any termination, costs of benefits paid and provided through the effective date of any termination) and all of the associated costs of any termination of such employees (including severance payments, notice payments, accrued but unpaid annual leave, and compensation due as a result of reinstatement lawsuits such excess employees may claim against Newco, Buyer or Affiliated Buyer).

iii.
Buyer shall provide, or cause Affiliated Buyers and Newco to provide to the transferred Business Employees (in respect of their service after the Closing Date) terms and conditions of employment that, in the aggregate, are of substantially comparable value to those that apply to or for which such transferred Business Employees are eligible immediately prior to the Closing, unless applicable Law or the terms of any applicable agreement (including those with a transferred Business Employee) require otherwise.

iv.
Buyer and Affiliated Buyers and Newco shall not be bound by any collective agreements that are applicable to the transferred Business Employees prior to the Closing Date except insofar as the applicable Law requires taking over such agreements or instituting similar agreements and except for collective bargaining agreements that apply industry wide.

v.
Buyer commits, and shall cause Affiliated Buyers and Newco to taking over in relation to the transferred Business Employees the seniority as well as any other acquired right which, by application of applicable Law, will be imposed on Buyer and Affiliated Buyers and Newco.

(d)
Adjustments Payment.  On the Closing Date, Goodyear shall pay to Buyer or Newco, as applicable, all amounts due to the Business Employees (as increased by all related social contributions) as (i) paid vacation accruals for the period ending on the Closing Date (included), and (ii) salaries due for the period from the first day of the calendar month during which the Closing will occur through the Closing Date.

(e)
Buyer Liability.  Buyer, and Buyer’s Affiliates (including, after the Closing, Newco), shall be liable for all compensation and benefits due to any Business Employee on or after the Closing as the result of any action or inaction of Buyer, or any Affiliates of Buyer, that occurs on or after the Closing.  Buyer, and Buyer’s Affiliates (including, after the Closing, Newco), shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all employment claims filed by any Business Employees with respect to events or circumstances relating to their employment by Buyer or Buyer’s Affiliates, and with respect to events or circumstances occurring after the Closing.

9.2
Key Employees.  The severance payments and separation benefits provided by Newco to any Key Employee on and after the Closing shall be at least equal to the payments and benefits that would have been provided to such Key Employee under the plans, programs and policies of the EMEA Business prior to the Closing.

ARTICLE 10

ENVIRONMENTAL MATTERS

10.1	Indemnification for Environmental Costs.

(a)
This Article 10 shall exclusively govern all claims related to Environmental Costs or other matters arising under Environmental Laws, including any such claims relating to breaches of representations and warranties or Retained Liabilities, and shall take precedence over any conflicting or inconsistent terms elsewhere in this Agreement.

(b)	Goodyear agrees to indemnify, defend and hold harmless Buyer (including any legal successor thereof) from and against any Environmental Costs resulting from:

i.
the presence of Hazardous Substances at, on or about the Real Property to the extent such Hazardous Substances were in, on, under or emanating from the Real Property prior to the Closing Date or otherwise relate to the ownership or operation of the Real Property and the French Business by Goodyear or any of its Affiliates, even if the effects of the presence of the Hazardous Substances are identified after the Closing Date and including, without limitation, those matters set forth on the Corresponding Schedule;

ii.	operation of the Real Property and the French Business prior to the Closing Date;

iii.
the presence of Hazardous Substances at, on or about the Excluded Real Property to the extent such Hazardous Substances were in, on, under or emanating from the Real Property prior to, on or after the Closing Date or otherwise relate to the ownership of the Excluded Real Property by

Goodyear or any of its Affiliates, even if the effects of the presence of the Hazardous Substances are identified after the Closing Date and including, without limitation, those matters set forth on the Corresponding Schedule; and

iv.	a breach of the representations and warranties in Section 5.16, provided that any such claim for breach is properly asserted in accordance with Section 13.4.

With regard to any claim for Environmental Costs that is or could be based upon more than one provision of Section 10.1(b), Buyer shall be entitled to recover the totality of damages effectively incurred as provided under this Agreement.

(c)
Buyer will indemnify, defend and hold harmless Goodyear from and against all Environmental Costs Caused by Buyer and relating to its operation of the Real Property and the French Business from and after the Closing Date.  “Caused by Buyer” means an activity by Buyer that (i) causes the release into the environment of any Hazardous Substance from the Real Property or (ii) causes any violation of any Environmental Law.

(d)
Notwithstanding anything to the contrary in this Agreement, the indemnifying party providing indemnification pursuant to Section 10.1(b)(i), Section 10.1(b)(ii), Section 10.1(b)(iii), Section 10.1(b)(iv) or Section 10.1(c), as the case may be, shall only be obligated to indemnify the Indemnified Party hereto pursuant to this Section 10.1 to the extent that:

i.	investigation, remediation, removal, corrective action, containment, closure, and/or monitoring of Hazardous Substances is required under applicable Environmental Laws;

ii.	the indemnified party has acted only in a “Commercially Reasonable Manner” to minimize the extent of any Environmental Costs;

iii.	there is no net economic benefit to the indemnified party from any action or remedy associated with the Environmental Costs;

iv.
the indemnified party has not caused the release or threatened release resulting in the indemnifying party being responsible for such Environmental Costs, or changed use of its property to a non-industrial use, or notified a Governmental Authority of Hazardous Substances on or emanating from the Real Property that results in the incurrence by either party of Environmental Costs, if such notice was not required by Environmental Laws or was not necessarily incidental to the operation or expansion of the EMEA Business;

v.	with regard to any specific claim by Buyer for indemnity for Environmental Costs, Buyer has not caused or permitted at the Real

Property any construction or any disturbance of soil or subsoil, or taken any other activity affecting the Real Property that resulted in the Environmental Costs for which the indemnity is sought, other than disturbance of soil or subsoil in connection with:  (A) maintenance, repair, renovation, or restoration of buildings, structures, equipment, utilities, private roadways, driveways, parking lots and landscaping at depths no greater than 48 inches from that existing on the Real Property at the Closing Date; or (B) any action by Buyer required for compliance with Law (including Environmental Laws) or legal requirements related to Permits, which latter two categories of activities are eligible for indemnity; and

vi.
the indemnified party provides the indemnifying party with written notification of its indemnification claim within 90 days of obtaining knowledge of the matter for which indemnification is sought, provided that the indemnified party’s failure to provide the indemnifying Party notice within such period shall only reduce the indemnified party’s indemnification claim to the extent that such delay actually prejudices the indemnifying party.

(e)
The party paying the majority of costs associated with any action for which indemnification is sought pursuant to Article 10 shall undertake, direct and control all activities associated with the discharge of its indemnity obligations under this Agreement (the “Environmental Controlling Party”) including but not limited to investigation, remediation and the litigation, negotiation and settlement of claims (“Environmental Indemnification Efforts”); provided, however, that if costs are equally shared between Goodyear and Buyer, Buyer shall be the Environmental Controlling Party.  The Environmental Controlling Party shall afford the other party reasonable advance notice of, and an opportunity to participate in, any Environmental Indemnification Efforts.

i.
Notwithstanding the foregoing, Buyer may elect to manage any remediation project affecting the Real Property or the French Business and perform the work as Buyer chooses, provided that Goodyear shall be responsible only for the actual cost of performing the work in a Commercially Reasonable Manner, subject also to the other limitations of this Section 10.1.

ii.
Buyer agrees to fully cooperate with Goodyear in its conduct of any Environmental Indemnification Efforts.  Such cooperation shall include (but not be limited to) provision of reasonable access to property and the provision of utility services necessary to Goodyear’s efforts (such utility services to be provided at Goodyear’s cost).

iii.	Goodyear shall: (A) take all reasonable precautions to prevent its Environmental Indemnification Efforts from causing significant interference with Buyer’s operation of the French Business; (B) use a nationally recognized environmental consulting firm to conduct any Environmental Indemnification Efforts; (C) comply with Buyer’s reasonable security requirements; (D) provide Buyer with reasonable notice prior to entry onto Buyer’s property; and (E) provide Buyer a copy of all material reports prepared.

(f)
In the period between the date of this Agreement and Closing, Goodyear and Buyer shall negotiate in good faith and determine whether any existing environmental conditions relating to the Real Property and the French Business would form the basis of a valid claim for Environmental Costs under this Article 10.  With respect to any such matters, at Titan’s request, Goodyear shall promptly take all necessary corrective action prior to Closing in accordance with the terms of this Agreement at Goodyear’s sole cost and expense. Goodyear’s completion of the foregoing actions shall not be deemed to relieve Goodyear of its indemnification obligations for the matters described in this Article 10.

(g)	For purposes of Article 10 and Section 5.16:

“Environmental Costs” shall mean all costs and expenses (including unrecoverable costs such as wages, benefits and overhead, and reasonable attorneys’ and consultants’ fees) and/or damages (including, without limitation, Third Party damages for personal injury or property damage) resulting from:

a. the presence, release or threatened release into the Environment of any Hazardous Substances at, on, about or from the Real Property or Excluded Real Property, including but not limited to any Required Remedial Measures, or

b. any violation of any applicable Law (including any Environmental Law), in all cases to the extent necessary to come into compliance with such Law or to satisfy such Third Party claims.

“Environmental Law(s)” shall mean any applicable federal, state, local or foreign law, regulation or permit in effect relating to pollution or protection of human health or the environment, including without limitation any law, regulation or permit governing Hazardous Substances.

“Hazardous Substances” shall mean (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “toxic substances,” “pollutants,” or words of similar import, under any Environmental Law, and (B) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by an Environmental Law or Governmental Authority.

“Commercially Reasonable Manner” shall mean a manner which utilizes commercially reasonable methods and costs for Required Remedial Measures permitted by applicable Environmental Laws determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance with applicable Environmental

Laws and permits or to satisfy liability under Environmental Laws or to third parties including, without limitation, the use of risk-based remedies, institutional or engineering controls, or deed restrictions, provided such remedies, controls or restrictions do not unreasonably interfere with Buyer’s continued use of the Real Property.

“Required Remedial Measures” shall mean all actions or other measures required under applicable Environmental Laws respecting the presence, release or threatened release into the environment, of any Hazardous Substances on or from the Real Property, including investigation, remediation, removal, corrective action, containment, closure, and/or monitoring.

ARTICLE 11

CONDITIONS PRECEDENT

11.1
Conditions Precedent to Goodyear’s Performance.  Goodyear is obligated to consummate the transactions described in this Agreement on the Closing Date and to perform its other covenants and agreements according to the terms and conditions of this Agreement if, on or before the Closing Date, each of the conditions set forth in this Section 11.1 is satisfied:

(a)
Representations and Warranties of Buyer.  Buyer’s representations and warranties in this Agreement that are qualified as to materiality or Material Adverse Change are true and complete in all respects when made and on the Closing Date as though made as of the Closing Date (except for those representations and warranties that are made as of a specific time, which shall be true as of such specific time), except for inaccuracies of representations and warranties which, individually or in the aggregate, do not constitute a Buyer Material Adverse Change.

(b)
Performance of Buyer.  Buyer has performed, satisfied and complied with all of its covenants and agreements, and satisfied all of its obligations and conditions required by this Agreement to be performed, complied with, or satisfied on or before the Closing Date, in each case, in all material respects.

(c)
Absence of Litigation.  No Action, suit or Proceeding before any court or any Governmental Authority seeking to restrain or prohibit the transactions contemplated by this Agreement, that if successful would reasonably be expected to result in a Material Adverse Change, has been instituted and not dismissed.

(d)
Buyer’s Certificate.  Buyer has delivered a certificate dated as of the Closing Date and signed by a duly authorized officer, certifying that the conditions specified in Section 11.1(a) and Section 11.1(b) are fulfilled.

(e)
Resolutions.  Goodyear shall have received a true and complete copy, certified by the Secretary or Assistant Secretary of Buyer, of the resolutions duly and validly adopted by the Board of Directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(f)
Approvals.  All waiting periods, if any, under Antitrust Laws relating to the transactions contemplated in this Agreement have expired or terminated early and all material antitrust approvals required to be obtained prior to the Closing in connection with the transactions contemplated in this Agreement have been obtained and are unconditional.

11.2
Conditions Precedent to Buyer’s Performance.  Buyer is obligated to consummate the transactions described in this Agreement on the Closing Date and to perform its other covenants and agreements according to the terms and conditions of this Agreement if, on or before the Closing Date, each of the conditions set forth in this Section 11.2 is satisfied:

(a)
Representations and Warranties.  Goodyear’s representations and warranties in this Agreement are true and complete in all respects when made and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that are made as of a specific time, which shall be true and complete as of such specific time), except for inaccuracies of representations and warranties which, individually or in the aggregate, do not constitute a Material Adverse Change.

(b)
Performance of Goodyear.  Goodyear has performed, satisfied, and complied with, and has caused Affiliated Sellers to perform, satisfy and comply with, all of their respective covenants and agreements and satisfied all of their respective obligations and conditions required by this Agreement to be performed, complied with or satisfied on or before the Closing Date, in each case, in all material respects.

(c)
Absence of Litigation.  No Action, suit or Proceeding before any court or any Governmental Authority seeking to restrain or prohibit the transactions contemplated by this Agreement, that if successful would reasonably be expected to result in a Material Adverse Change, has been instituted and not dismissed.

(d)
Goodyear’s Certificate.  Goodyear has delivered a certificate dated as of the Closing Date and signed by a duly authorized officer, certifying that the conditions specified in Section 11.2(a) and Section 11. 2(b) are fulfilled.

(e)
Resolutions.  Buyer shall have received a true and complete copy, certified by the Secretary or Assistant Secretary of Goodyear of the resolutions duly and validly adopted by the Board of Directors of Goodyear evidencing its authorization of the execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(f)
Consents.  Goodyear has obtained and delivered to Buyer the consents and approvals required in connection with the transactions contemplated in this Agreement that are set forth on the Corresponding Schedule.

(g)
Approvals.  All waiting periods, if any, under Antitrust Laws relating to the transactions contemplated in this Agreement have expired or terminated early and all material antitrust approvals required to be obtained prior to the Closing in connection with the transactions contemplated in this Agreement have been obtained and unconditional.

(h)
Lien Discharges.  All actions necessary to release and discharge any and all Liens with respect to the Business Assets or the Newco Shares, if any, including, without limitation, the execution and filing of lien termination statements and other instruments, shall have been completed.

(i)
Spin-off.  The Spin-off has been completed in accordance with a contribution agreement substantially in the form of Exhibit G (the “Contribution Agreement”), the assets and liabilities of Newco are solely those of the French Business and Newco shall be a disregarded entity for United States federal and state income tax purposes.

(j)	ANLAS Bailment Agreement. Newco shall have entered into a bailment agreement with Anlas Anadolu Lastik San ve TIC AS in a form reasonably acceptable to Buyer.

(k)
Transfer of Business Employees Employed at the Amiens North Business.  The number of Business Employees employed at the Amiens North Business that are transferred to Newco, Buyer or any Affiliated Buyer as a result of the Spin-off does not exceed 537 persons in the aggregate.

(l)
Ancillary Agreements; Related Agreements.  The Parties shall have completed negotiation of the Ancillary Agreements and the Related Agreements contemplated hereby to be negotiated and agreed upon by the parties, and shall have completed negotiation of the exhibits and schedules to the Ancillary Agreements and the Related Agreements, to the extent this Agreement and the Ancillary Agreements and the Related Agreements contemplate such completion prior to Closing.

(m)	Material Adverse Change. There shall not, at any time after September 30, 2010, have been any Material Adverse Change affecting the Business.

(n)
Real Property.  Goodyear has delivered, to Buyer’s satisfaction, in its reasonable discretion, (i) evidence that Newco will have on the Closing Date good and marketable title to the Real Property, (ii) deeds for the Real Property duly drawn up by a French notary which establish the detailed designation of the Real Property and the origin of its ownership, (iii) evidence that the Real Property is free and clear of all Liens, and (iv) a description of each building, construction and installation on the Real Property.

11.3
Waiving Conditions.  Goodyear may waive any of the conditions set forth in Section 11.1 and Buyer may waive any of the conditions set forth in Section 11.2, in whole or in part, each in its sole and absolute discretion.

ARTICLE 12

CLOSING

12.1
Closing Date.  The Closing will take place in the United States at a location to be mutually agreed upon by the parties, at 10:00 a.m. Cleveland, Ohio time on the last Business Day of the next calendar quarter occurring no less than 15 days following the date on which the last of the conditions set forth in Article 11 is satisfied or waived, unless a different date is mutually agreed upon by the parties.  The Parties may mutually agree in writing to have the Closing at another place and time.  The Closing will be effective as of 12:01 a.m. Akron, Ohio time on the day the Closing occurs (“Closing Date”).  The Closing may be consummated by the exchange of signature pages by facsimile, portable document format or overnight mail.

12.2	Deliveries by Buyer. At the Closing, Buyer shall deliver to Goodyear the following, each duly executed by Buyer or its Affiliates:

(a)	the Preliminary Purchase Price required by Section 4.1 of this Agreement;

(b)
Farm Tire Supply Agreement (Turkey), substantially in the form of Exhibit A-1 (the “Turkey Supply Agreement”), the Farm Tire Supply Agreement (Poland), substantially in the form of Exhibit A-2 (the “Poland Supply Agreement”), and the Farm Tire Supply Agreement (South Africa), substantially in the form of Exhibit A-3 (the “South Africa Supply Agreement”);

(c)	Trademark License Agreement (EMEA - Goodyear Brand), substantially in the form of Exhibit B-1, and Trademark License Agreement (EMEA - Fulda Brand), substantially in the form of Exhibit B-2;

(d)	Shared Patent and Know-How License Agreement, substantially in the form of Exhibit C;

(e)	Patent Assignment Agreement, substantially in the form of Exhibit D (the “Patent Assignment Agreement”);

(f)
Bailment Agreement (South Africa), substantially in the form of Exhibit E-1 (the “Bailment Agreement (South Africa))” and Bailment Agreement (Turkey), substantially in the form of Exhibit E-2 (the “Bailment Agreement (Turkey)”);

(g)	an assignment agreement for the Customer Contracts, in the form agreed to by the parties (the “Assignment Agreement”);

(h)	an assumption agreement, confirming Buyer’s assumption of the Assumed Liabilities in accordance with Section 3.1, in the form agreed to by the parties (the “Assumption Agreement”);

(i)	a distributor agreement between Goodyear Lastikleri TAS and Buyer in a form to be agreed to by the parties (the “Turkey Distributor Agreement”);

(j)
Fabric Supply Agreement (Amiens South) substantially in the form of Exhibit H (the “Fabric Supply Agreement (Amiens South)”) and Fabric Supply Agreement (Luxembourg) substantially in the form of Exhibit I (the “Fabric Supply Agreement (Luxembourg)”);

(k)	a sleeves supply agreement between Debica and Newco in a form to be agreed to by the parties (the “Sleeves Supply Agreement (Debica)”);

(l)	French SPA;

(m)	Ancillary Agreements; and

(n)	all other documents required to be delivered by Buyer under this Agreement or any Related Agreement.

12.3	Deliveries by Seller. At the Closing, Goodyear shall deliver to Buyer the following, each duly executed by Goodyear or its Affiliates:

(a)	a general assignment and bill of sale, in the form agreed to by the parties (the “Assignment and Bill of Sale”);

(b)	Turkey Supply Agreement;

(c)	Poland Supply Agreement;

(d)	South Africa Supply Agreement;

(e)	Trademark License Agreement (EMEA - Goodyear Brand);

(f)	Trademark License Agreement (EMEA - Fulda Brand);

(g)	Patent and Know-How License Agreement;

(h)	Patent Assignment Agreement;

(i)	Bailment Agreement (South Africa);

(j)	Assignment Agreement;

(k)	Assumption Agreement;

(l)	Turkey Distributor Agreement;

(m)	Fabric Supply Agreement (Amiens South);

(n)	Fabric Supply Agreement (Luxembourg);

(o)	Sleeves Supply Agreement (Debica);

(p)	French SPA;

(q)	Ancillary Agreements;

(r)	the Contribution Agreement showing, in detail reasonably satisfactory to Buyer, all assets and liabilities transferred to Newco by GDTF under the Spin-off; and

(s)	all other documents required to be delivered by Seller under this Agreement or any Related Agreement.

12.4
Further Assurances.  From time to time following the Closing, Buyer, on the one hand, and Goodyear, on the other, shall, or shall cause its Affiliates to, at the reasonable request of the other Party, execute, acknowledge and deliver, at the sole cost of the requesting Party or Parties, such assignments, conveyances consents, assurances, instruments of transfer or assumption and other instruments, and shall take such other actions consistent with the terms of this Agreement, as may be reasonably necessary to vest in Buyer all right, title and interest of Goodyear and Affiliated Sellers in and to the Business Assets and the Newco Shares otherwise to consummate the transactions contemplated hereby.

ARTICLE 13

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	Survival. The representations, warranties, covenants and agreements contained in this Agreement will survive the Closing only for the applicable period set forth in this Article 13.

13.2
Representations and Warranties.  All of the representations and warranties contained in this Agreement terminate at 5:00 p.m. Cleveland, Ohio time on the two year anniversary of the Closing Date, except that (i) the representations and warranties in Section 5.8 (Taxes) and Section 5.17 (Permits) shall survive until sixty (60) days after the applicable statute of limitations period; (ii) the representations and warranties in Section 5.1 (Organization and Existence), Section 5.3 (Corporate Authority), Section 5.16 (Environmental Matters), Section 6.1 (Organization and Existence) and Section 6.2 (Corporate Authority) survive indefinitely.

13.3
Covenants and Agreements.  Covenants and agreements that do not have specific time periods of applicability survive the Closing Date indefinitely. Covenants and agreements that have specific time periods of applicability survive the Closing Date for the periods prescribed.

13.4
Notice of Claim.  No party is obligated to indemnify the other for breach of any representation, warranty, covenant or agreement unless notice of a claim for indemnification with respect to that breach has been delivered to it as provided in Article 14, as the case may be, prior to the end of the applicable survival period.

ARTICLE 14

GENERAL INDEMNIFICATION

14.1
Indemnification of Buyer.  Subject to the limitations set forth in this Article and Article 10, Goodyear shall defend, indemnify and hold harmless Buyer and the Affiliated Buyers from and against any and all actions, suits, charges, complaints, claims, demands, injunctions, judgments, orders and rulings and any and all Losses incurred by Buyer or an Affiliated Buyer as a result of:

(a)	any breach of a representation, warranty, covenant or agreement of Goodyear contained in this Agreement; or

(b)	any of the Retained Liabilities.

14.2
Indemnification of Goodyear.  Subject to the limitations set forth in this Article, Buyer shall defend, indemnify and hold harmless Goodyear and the Affiliated Sellers from and against any and all actions, suits, charges, complaints, claims, demands, injunctions, judgments, orders and rulings and any and all Losses incurred by Goodyear as a result of:

(a)	any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement; or

(b)	any of the Business Liabilities.

14.3
Claim; Limitations.  Except as otherwise provided herein, no amount shall be payable in indemnification under this Article 14 in respect of any claim (each, a “Claim”) unless the aggregate amount of Losses in respect of which Buyer or Goodyear, respectively, would be liable under Article 14 of this Agreement and Article 14 of the LAT Agreement, exceeds in the aggregate One Million Dollars ($1,000,000) (the “Threshold”), in which case all Losses in respect of which Buyer or Goodyear, respectively, would be liable under Article 14 of this Agreement and Article 14 of the LAT Agreement will be indemnified.  In addition:

(a)
no claim for indemnification shall be asserted with respect to any single Claim for Losses in an amount less than Twenty Five Thousand Dollars ($25,000) and no such claim shall be considered for calculation of the Threshold;

(b)	all Losses arising from the same operative facts and circumstances shall be deemed a single aggregate Claim;

(c)	no claim for indemnification under this Article 14 shall first be asserted after the expiration of the applicable survival period set forth in Article 13 of this Agreement;

(d)
notwithstanding anything else set forth herein, none of the limitations for claims in this Section 14.3 (including, without limitation, the Threshold) apply to (i) indemnification obligations under Sections 14.1(b) or 14.2(b) of this Agreement, (ii) indemnification obligations for breach of Goodyear’s covenant set forth in Section 7.8 of this Agreement, or (iii) indemnification obligations under Article 10 of this Agreement; and

(e)
for the purpose of determining whether the Threshold or the de minimis amount set forth under Section 14.3(a) above has been reached, Losses expressed in currencies other than in US Dollars shall be converted in US Dollars on the basis of the relevant exchange rate as published in the New York Times on the day upon which the corresponding indemnification shall be due or would have been due had the Threshold been then reached.

14.4
Procedures for Claims.  If any claims are asserted by any Party which is entitled to indemnification hereunder (the “Indemnified Party”), which, if sustained, could result in an indemnifiable claim by a Party (an “Indemnifiable Claim”), the Indemnified Party shall promptly provide written notice (an “Indemnity Notice”) to the Party responsible for such indemnification (the “Indemnifying Party”) of such claim, including the amount of the claim, the basis of the claim and the provisions of this Agreement under which the claim is asserted.  The Indemnified Party shall give the Indemnity Notice to the Indemnifying Party as promptly as practicable and before expiration of the indemnification survival or claim period set forth in Article 13; provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations hereunder unless and only to the extent that such failure caused the Losses for which the Indemnifying Party is obligated to be greater than they would have been had the Indemnified Party given timely notice.

14.5
Third-Party Claims.  If an Indemnified Party receives notice of the assertion of a claim from a Third Party in respect of which the Indemnified Party may have a claim under Section 14.1 or 14.2, as the case may be (a “Third Party Claim”), then the following shall apply:

(a)
The Indemnified Party shall promptly (and in any event within ten (10) calendar days after the service of the citation or summons or similar legal process) provide an Indemnity Notice of such Third Party Claim to the Indemnifying Party; provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations hereunder unless and only to the extent that such failure caused the Losses for which the Indemnifying Party is obligated to be greater than they would have been had the Indemnified Party given timely notice.  Such Indemnity Notices shall describe in reasonable detail the nature of the Third Party Claim and the basis for the Indemnified Party’s claim under Section 14.1 or 14.2, as the case may be.

(b)
Upon receipt of an Indemnity Notice, the Indemnifying Party shall have the right, but not the obligation, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnifying Party so long as, within thirty (30) days after receipt of an Indemnity Notice, the Indemnifying Party confirms in writing its responsibility therefore and demonstrates to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third Party Claim; provided, however, that:

i.
the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third Party Claim or ceasing to defend against such matter or claim (with such approval not being unreasonably withheld or delayed);

ii.
no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete release from all liability in respect of such Third Party Claim; and

iii.
the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent the matter or claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party that, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party. If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Indemnity Notice in respect thereof, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering written notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third Party Claim (which undertaking shall, to the extent the Indemnified Party is entitled to indemnification under Section 14.1. or 14.2, as applicable, in respect of such Third Party Claim, be at the Indemnifying Party’s cost and expense, and on behalf of, and for the account and risk of, the Indemnifying Party), subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof; provided, however, that the Indemnified Party shall not enter into any such compromise or settlement without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.  In the event the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall not be liable for any settlement of any action effected without its consent, but if settled with the consent of the Indemnifying Party, or if there be a final judgment beyond review or appeal, for the claimant in any such Third Party Claim, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Indemnity Notice in respect thereof, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering written notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third Party Claim (which undertaking shall, to the extent the Indemnified Party is entitled to indemnification under Section 14.1. or 14.2, as applicable, in respect of such Third Party Claim, be at the Indemnifying Party’s cost and expense, and on behalf of, and for the account and risk of, the Indemnifying Party), subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof; provided, however, that the Indemnified Party shall not enter into any such compromise or settlement without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.  In the event the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall not be liable for any settlement of any action effected without its consent, but if settled with the consent of the Indemnifying Party, or if there be a final judgment beyond review or appeal, for the claimant in any such Third Party Claim, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(c)
Any party which does not undertake the defense of a Third Party Claim may, at its own expense, retain such additional attorneys and other advisors as it shall deem necessary, which attorneys and advisors shall be permitted by the party undertaking such defense, and its attorneys, to observe and participate in the defense of such Third Party Claim.

14.6	Payments and Offsets. Payments under this Article 14 shall be made as follows:

(a)
An Indemnifying Party shall pay in immediately available funds any amounts due and owing to the other Indemnified Party as a result of any occurrence that gives rise to indemnification under this Article 14.

(b)
In the case that an Indemnified Party recovers from a Third Party all or any part of an amount paid to it pursuant to this Article 14, including any tax-related benefits that may be realized by that Party in respect of the Losses, the Indemnified Party shall reimburse the Indemnifying Party for the amount so recovered, but not in excess of any amount previously paid.

(c)	Any payment due under this Section shall be reduced by the amount of reasonably expected insurance proceeds.

14.7
Exclusive Remedy.  Except as otherwise provided for in this Agreement (including, without limitation, the equitable remedies under Article 8 hereof and indemnification for environmental matters under Article 10 of this Agreement), following the Closing Date, the indemnification provided by this Article is the exclusive remedy for the Parties with respect to this Agreement and the transactions contemplated by this Agreement.  However, claims for actual fraud are not limited by this Section 14.7.

14.8
French SPA; Contribution Agreement.  The Parties agree that neither the French SPA nor the Contribution Agreement shall expand or reduce the rights and obligations and liabilities of the Parties under this Agreement. In the event of a conflict between this Agreement, the French SPA and the Contribution Agreement, the provisions of this Agreement shall control the other two agreements and the French SPA shall control over the Contribution Agreement.

ARTICLE 15

GOVERNING LAW; DISPUTE RESOLUTION

15.1
Governing Law.  This Agreement will be governed and construed in accordance with the substantive Laws of the State of New York, except for any Laws of that state that would require the application of the substantive Laws of a different jurisdiction.

15.2
Exclusive Jurisdiction.  To the extent subject matter jurisdiction exists, Buyer and Goodyear agree that any action arising out of or relating to this Agreement shall be brought in any United States District Court having jurisdiction over the Parties.  Each Party irrevocably consents to the jurisdiction and venue of such courts (and of the appropriate appellate courts thereof) in any such action, claim or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such action, suit or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

15.3
Requirement for Mutual Consultation.  In the event of a dispute between or among the Parties arising out of or in connection with this Agreement, the Parties will make every effort to resolve, promptly and in good faith, such dispute.  In the event that the dispute cannot be resolved, either Party may notify the other of the existence of a possible deadlock by sending a letter signed by management responsible for the operation of this Agreement to management of the other Party.  Within 15 Business Days after receipt of that notice, management of the Parties shall arrange to meet at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary for a period of 90 days from the date of that first meeting, to exchange relevant information and to attempt to resolve the dispute.  In the event that responsible management have not been successful in resolving the dispute within 90 days after receipt of the notice, either Party may initiate an action or take such other action as is permitted under this Agreement in accordance with the time periods set out elsewhere in this Agreement, or, in each case, under any of the Related Agreements.  Except as otherwise set forth herein or therein, each Party shall be responsible for its own legal fees and expenses.

15.4
Extraordinary Remedies.  Notwithstanding the requirement for mutual consultation, (a) either party may at any time initiate an action to prevent the disclosure of its Confidential Information (as defined in the Confidentiality Agreement and the Related Agreements); (b) either party may initiate an action in respect of any of the equitable remedies to which it is entitled and (c) Goodyear may at any time initiate an action to prevent the misuse of a Goodyear trademark.

ARTICLE 16

TERMINATION

16.1	Termination of Agreement.

(a)	The Parties may terminate this Agreement prior to the Closing as provided below:

i.	the Parties may terminate this Agreement by mutual written consent;

ii.	Buyer may terminate this Agreement by giving written notice to Goodyear if any of the conditions precedent under Section 11.2 are not capable of being fulfilled;

iii.	Goodyear may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 11.1 are not capable of being fulfilled;

iv.
Buyer or Goodyear may terminate this Agreement by giving written notice to the other if the Closing has not occurred on or before June 30, 2012 (the “Termination Date”) because of the failure of any condition precedent under Section 11.1 or 11.2; and

v.
by Buyer, within 15 Business Days following delivery to Buyer of a Supplemental Schedule under Section 7.5 that contains new disclosure of any event or development that would reasonably be expected to result in a Material Adverse Change.

The Parties acknowledge that the Termination Date shall not be deemed affected in any manner by any court case or government decision which delays or hinders, in any manner, the Closing.

(b)
However, no Party may terminate this Agreement under clauses (ii) through (v) above if the basis for termination results from a breach by the Party of any of its representations, agreements or covenants contained in this Agreement or if the party seeking termination is otherwise in material breach of its obligations hereunder.

16.2
Effect of Termination.  If either Party terminates this Agreement under Section 16.1, all obligations of the Parties under this Agreement or the Related Agreements will terminate without any liability of either Party to the other Party except that (a) this Section 16.2 shall survive termination; (b) the Confidentiality Agreement shall remain in full force and effect and survive the termination of this Agreement for any reason, subject to its stated expiration date; and (c) no party shall be relieved of its liability for any intentional breach of this Agreement, including a failure to comply with its obligations under the Agreement, prior to termination, and the non-breaching party’s right to pursue all remedies in equity and at law shall survive termination and be available.

ARTICLE 17

MISCELLANEOUS

17.1
Notices.  Any notice under this Agreement shall be in writing.  Any notice delivered as provided in this Section 17.1 is effective upon receipt by a party.  A party may change its notice address by notice to the other party.  All notices shall be delivered:

(a)	personally;

(b)	by facsimile;

(c)	by nationally recognized overnight courier service; or

(d)	by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to Buyer:                            Maurice M. Taylor, Jr.
Titan Tire Corporation
2701 Spruce Street
Quincy, Illinois 62301
U.S.A.
Facsimile No.: 1 (217) 228-3166

                                With a copy to:
                                Cheri T. Holley
General Counsel
Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301
U.S.A.
Facsimile No.: 1 (217) 228-3040

                                With a second copy to:

Robert J. Diehl, Jr., Esq.
Bodman LLP
6th Floor at Ford Field
1901 St. Antoine Street
Detroit, Michigan 48226
U.S.A.
Facsimile No.: 1 (313) 393-7579

If to Goodyear:             The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316
U.S.A.
Attention:  Corporate Secretary
Facsimile No.: 1 (330) 796-8836

                                With a copy to:

                                Laura Thompson
Vice President, Business Development
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316
USA
                                Facsimile No.: 1 (330) 796-5034

                                With a second copy to:

                                Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio  44114-1304
U.S.A.
Attention:  Carolyn J. Buller, Esq.
and Cipriano S. Beredo, Esq.
Facsimile No.: 1 (216) 479-8780

17.2
Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached.  It is agreed that the Parties shall be entitled to an injunction or conjunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

17.3
Waiver.  None of the provisions of this Agreement may be waived except in writing.  A Party may enforce any provision of this Agreement even if it has not previously enforced that provision or any other provisions of this Agreement.

17.4
Captions.  The captions set forth in this Agreement are for convenience only and are not considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions of this Agreement.

17.5
Successors and Assigns.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assigns of the Parties.  Neither Party, without the express written consent of the other Party, may assign this Agreement, except either Party may assign all or part of its rights and obligations under this Agreement to one or more Subsidiaries.  This assignment will not release a Party of any of its obligations.

17.6	Severability. The Parties intend this Agreement to be enforced as written. However, if a court determines that a provision of this Agreement is:

(a)	unlawful, the provision will be severed from this Agreement and the remainder of this Agreement will remain in full force and effect; or

(b)	invalid or unenforceable:

i.	the provision will remain in effect in any other circumstances,

ii.	the Agreement will otherwise remain valid and enforceable, and

iii.
the court may reduce the duration or area, or both, of the provision, if the invalidity or unenforceability is because of the duration or area covered stated in the provision and in its amended form the provision will then be enforceable.

17.7	No Third-Party Beneficiaries or Right to Rely. Notwithstanding anything to the contrary in this Agreement:

(a)
nothing in this Agreement is intended to grant to any Third Party (including, but not limited to, to any former, current or future employees or officers of any Party or any of their dependents or beneficiaries, any Subsidiary or any labor union) any rights, as a third party beneficiary or otherwise;

(b)	no Third Party may rely on any of the representations, warranties, covenants or agreements contained in this Agreement; and

(c)	no Party will incur any liability or obligation to any Third Party because of any reliance by that Third Party on any representation, warranty, covenant or agreement in this Agreement.

17.8
Counterparts.  This Agreement may be executed in more than one counterpart.  Each counterpart is an original and together constitute one and the same agreement. A signature to this Agreement delivered by facsimile or other electronic means is valid.

17.9	Time of Essence. Time is of the essence with respect to this Agreement.

17.10	No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent. No rule of strict construction will be applied against either Party.

17.11
Expenses.  Except as otherwise expressly set forth in this Agreement, each of the Parties shall pay its own expenses incurred by it in negotiating, preparing, closing and performing this Agreement and the Related Agreements.

17.12
Currency/Method of Payment.  Unless otherwise specifically provided in this Agreement, (a) all references to amounts of money are lawful money of the United States, and (b) all payments of money shall be made in immediately available funds.

17.13	Miscellaneous. As used in this Agreement, the Corresponding Schedules, the Supplemental Schedules, the Exhibits and the Related Agreements:

(a)	the singular and plural include each other;

(b)	each gender includes both genders; and

(c)
words and phrases defined in this Agreement have the same meaning in the Corresponding Schedules, the Exhibits, the Supplemental Schedules and Related Agreements unless specifically provided to the contrary.

17.14
Entire Agreement: Amendment.  This Agreement, together with the Related Agreements, the Confidentiality Agreement, and the schedules and exhibits to all such agreements, constitutes the sole understanding of the Parties and supersedes all other prior agreements and understandings, oral or written, between the Parties with respect to these matters. No modification of this Agreement is binding unless the modification is in writing and duly executed by the Party against which the modification would apply.

IN WITNESS WHEREOF, Goodyear and Buyer have caused this Agreement to be signed, all as of the date first written above.

THE GOODYEAR TIRE & RUBBER COMPANY By: Attest:
TITAN TIRE CORPORATION By: Name: Title:

[Signature Page to Purchase Agreement]

APPENDIX A

DEFINED TERMS

“Accounting Principles for Inventory Valuation” means the accounting principles set forth on Schedule 4.2.

“Accounts Payable” means all of Goodyear’s and Affiliated Sellers’ trade accounts payable to Third Parties (including all trade accounts payable with respect to goods and services received by Goodyear and Affiliated Sellers but for which invoices have not yet been received by Goodyear and Affiliated Sellers.)

“Accounts Receivable” means all of Goodyear’s and Affiliated Sellers’ trade accounts receivable and other rights to payment from Third Parties, including, without limitation, customers and employees, and all security interests or rights associated with such accounts and rights, all notes payable to Goodyear and Affiliated Sellers and all security interests or rights associated therewith and any claim, remedy or other right related to any of the foregoing, in each case whenever accrued, including those that arise form the conduct of the EMEA Business and relate to the period prior to the Closing Date.

“Action” means any action, suit, arbitration or proceeding by or before any Governmental Authority including, without limitation, those of an administrative rather than judicial nature.

“Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with the Person. For purposes of this definition, “control” (including, but not limited to, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliated Buyer” means each of the Affiliates of Buyer that purchases any right, title or interest in any of the Transferred Assets or the Newco Shares, and “Affiliated Buyers” means all such Affiliates collectively.

“Affiliated Seller” means each of the Affiliates of Goodyear other than Newco that has any right, title or interest in any of the Transferred Assets or the Newco Shares, and “Affiliated Sellers” means all such Affiliates collectively.

“Agreement” means this Purchase Agreement.

“Amiens Fabric Supply Agreement” means the agreement between Goodyear, Goodyear Dunlop Tires Amiens Sud SAS (“Amiens Sud”), and _____________ (“Titan France”) regarding the supply of fabric from Amiens Sud to Titan France.

“Amiens North Business” has the meaning set forth in Recital D(2).

“Amiens North Facility” has the meaning set forth in Recital D(2).

“Ancillary Agreements” has the meaning set forth in Section 7.9.

“Antitrust Filings” has the meaning set forth in Section 7.2(a).

“Antitrust Law” means statutes, regulations, administrative and judicial doctrines and other laws intended to effect, encourage or restrain competition.

“Assignment Agreement” has the meaning set forth in Section 12.2(g).

“Assignment and Bill of Sale” has the meaning set forth in Section 12.3(a).

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Assumption Agreement” has the meaning set forth in Section 12.2(h).

“Bailment Agreement (South Africa)” has the meaning set forth in Section 12.2(f).

“Bailment Agreement (Turkey)” has the meaning set forth in Section 12.2(f).

“Benefit Plans” has the meaning set forth in Section 2.3(f).

“Books and Records” has the meaning set forth in Section 2.2(c).

“Business Assets” means the Contributed Assets and the Transferred Assets.

“Business Day” means any day other than Saturday or Sunday on which commercial banks are not required or authorized by law to close in the City of New York, New York, USA.

“Business Employee” means the persons employed by Goodyear or its Affiliates exclusively in connection with the conduct of the EMEA Business after the completion of the redundancy plan relating to the consumer tire activity to be carried-out at the Amiens North Facility; it being agreed that no employee of any Goodyear affiliate in Turkey, Poland or South Africa, except for those three (3) positions listed on Schedule 5.14(a), meet such definition and that there will therefore, at Closing, exist no other Business Employee in such jurisdictions.

“Business Liabilities” means the Contributed Liabilities and the Assumed Liabilities.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Change” means any effect, change, event or development that is or would reasonably be likely to be materially adverse to the Buyer, or the results of operations, prospects or financial condition of the Buyer, taken as a whole, provided, however, none of the following, individually or in the aggregate, shall be taken into account in determining if a “Buyer Material Adverse Change” has occurred:

a.           any change (i) in the U.S. or global economy generally or the capital, credit or financial markets generally affecting all companies in the same industry, (ii) any change in national or international political conditions or any instability caused by acts of terrorism affecting all companies in the same industry, (iii) any change in applicable Law or general legal, tax or regulatory requirements affecting all companies in the same industry, or (iv) any change required by GAAP or other international accounting standards affecting all companies in the same industry, except for such changes in (i) through (iv) that disproportionately affect Buyer, taken as a whole, as compared to other companies in the same industry; and

b.           any change caused by the announcement of the transaction; or any effect, change, event or development relating to the announcement or performance of this Agreement or any of the Related Agreements including, in each case, the impact thereof on relationships with customers, suppliers or competitors.

“Buyer’s Representative” has the meaning set forth in Section 4.2(c).

“Buyer’s Territory” has the meaning set forth in Section 8.1(a).

“Cash” means all cash, time deposits, bank accounts (including, without limitation, all collection accounts and any balances therein), certificates of deposit, marketable securities, short-term investments and other cash equivalents of Goodyear and any Affiliated Seller.

“Claim” has the meaning set forth in Section 14.3.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 12.1.

“Closing Combined Inventory Value” has the meaning set forth in Schedule 4.2.

“Closing Combined Inventory Value Statement” has the meaning set forth in Section 4.2(b).

“Combined Inventory” has the meaning set forth in Section 4.2.

“Commercially Reasonable Manner” has the meaning set forth in Section 10.1(g).

“Competing Products” has the meaning set forth in Section 8.1(a).

“Confidentiality Agreement” means, collectively, the confidentiality agreement dated as of January 28, 2009 between Goodyear and Buyer, the confidentiality agreement dated as of October 14, 2009 between Goodyear Turkey and Buyer, and the confidentiality agreement dated as of October  22, 2009 between Debica and Buyer.

“Consequential Damages” means consequential, special or incidental damages including, but not limited to, reduction in market value of the EMEA Business or Business Assets, diminution in value, loss of profits, loss of business opportunity or interruption of business losses.

“Contracts” means all purchase orders, terms and conditions of sale, sales orders, provider agreements, supply agreements, discount agreements, distributor agreements and other agreements, contracts and commitments of any sort, written or oral, including all supplements and amendments thereto.

“Contributed Assets” has the meaning set forth in Section 7.13(a).

“Contributed Liabilities” has the meaning set forth in Section 7.13(b).

“Contribution Agreement” has the meaning set forth in Section 11.2(i).

“Corresponding Schedule” means a schedule that is numbered, captioned or named to correspond to the number, caption or name of the section of this Agreement that refers to that schedule.

“Customer Contracts” has the meaning set forth in Section 2.2(a).

“Debica” means Tire Company Debica S.A., a stock company (spótka akeyjna) formed under the laws of Poland.

“Distributors” has the meaning set forth in Section 7.3(a).

“EMEA Business” has the meaning set forth in Recital A.

“Environmental Controlling Party” has the meaning set forth in Section 10.1(e).

“Environmental Costs” has the meaning set forth in Section 10.1(g).

“Environmental Indemnification Efforts” has the meaning set forth in Section 10.2(e).

“Environmental Law(s)” has the meaning set forth in Section 10.1(g).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Real Property” means those parcels at Amiens North that are identified in Corresponding Schedule 5.15.

“Farm Tire Know How” means all trade secrets, methods, procedures, formulas, compilations of data, processes, technical data and technical information exclusively related to the EMEA Business that Goodyear or an Affiliate of Goodyear owns or possesses, or which Goodyear has the right to possess upon request without cost to Goodyear except copying and shipping costs, prior to or at the time of the Closing.

“Farm Tires” has the meaning set forth in Recital A.

“Farm Tire Region” has the meaning set forth in Recital A.

“Farm Tire Supply Agreements” has the meaning set forth in Section 2.2(e).

“Final Closing Inventory Value” has the meaning set forth in Section 4.2(c).

“French Business” has the meaning set forth in Recital D(2).

“French Business Contracts” means those Contracts used to operate the French Business.

“French SPA ” has the meaning set forth in Recital D(2)(i).

“GDTF” has the meaning set forth in Recital D(2).

“Goodyear” has the meaning set forth in the Preamble.

“Goodyear Names and Marks” shall mean, collectively, the corporate name of Goodyear or any of its Affiliates in any jurisdiction, or any trademark, trade name, trade dress, logo, symbol, device, URL, service mark or copyright, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, or any application or registration therefore, owned, licensed or used by Goodyear or any of its Affiliates, which includes, without limitation and in any form, the name “Fulda”, the word “Goodyear” or the term “Goodyear (and winged foot design),” the winged foot design, the blimp design or any other identification that suggests, simulates or is confusing by similarity to any of any Goodyear’s or its Affiliates’ identification.

“Goodyear Payable” means all amounts payable by Goodyear or any of its Affiliates to Goodyear or any of its Affiliates.

“Goodyear Turkey” means Goodyear Lastikleri TAS, a joint stock company (anonim sirket) formed under the laws of Turkey

“Goodyear’s Representative” has the meaning set forth in Section 4.2(c).

“Goodyear-Branded Farm Tires” has the meaning set forth in Section 7.3(a).

“Governmental Authority” means any federal, state or local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral or judicial body.

“Hazardous Substance” has the meaning set forth in Section 10.1(g).

“Indemnifiable Claim” has the meaning set forth in Section 14.4.

“Indemnified Party” has the meaning set forth in Section 14.4.

“Indemnifying Party” has the meaning set forth in Section 14.4.

“Indemnity Notice” has the meaning set forth in Section 14.4.

“Intellectual Property” means Patents and Know-How, each as defined in the Patent and Know-How License Agreement.

“Inventory” means (i) the French Business’ finished goods inventories of Farm Tires and (ii) the Non-French Inventory.

“Key Employees” has the meaning set forth in Section 5.14(a).

“Knowledge” means the actual knowledge of the individuals set forth on Schedule D after conducting a reasonably comprehensive investigation concerning the existence of the fact or other matter.

“LAT Agreement” means the Purchase Agreement - LAT entered into between Goodyear and Buyer on December 13, 2010.

“Law” means any law, rule, regulation, order or other requirement of or issued by any Governmental Authority, in each case, as from time to time amended or replaced.

“Licensed Products” has the meaning assigned to such term in the Trademark License Agreements - EMEA.

“Lien” means any lien, mortgage, charge, pledge, security interest, restriction, reservation or condition on transferability, easement, defect of title or other claim, encroachment or other encumbrance of any nature whatsoever on any property interest.

“Loss” means any loss, liability, expense, including Environmental Costs (including, but not limited to, reasonable fees and expenses of outside counsel), cost or damage, but shall not include Consequential Damages.

           “Material Adverse Change” means (a) any effect, change, event or development that is a breach of any representation or warranty of Goodyear under this Agreement that results in Losses, individually or in the aggregate with other such breaches, equal to or in excess of Two Million Dollars ($2,000,000), (b) net sales for the EMEA Business for the trailing twelve month period ending on the last full month prior to the month that includes the Closing Date (the “Measurement Year”) being less than ninety-five percent (95%) of net sales for the EMEA Business for the trailing twelve month period ending immediately prior to the beginning of the Measurement Year, as set forth in a certificate signed on behalf of Goodyear certifying to the matters set forth herein; (c) capital expenditures for the EMEA Business for calendar year 2011 being no less than €846,000 (or a pro-rata amount of such required annual capital expenditure if the Closing Date occurs during 2011); provided that Goodyear shall be permitted to cure any shortfall in the required capital expenditure by making a cash payment to Buyer in the amount of the shortfall, in which case such prior shortfall shall not constitute a “Material Adverse Change”; or (d) any effect, change, event or development that is or would reasonably be likely to be materially adverse to the EMEA Business, taken as a whole, or the results of operations or financial condition of the EMEA Business, taken as a whole, provided, however, solely as to subsection (d) above, none of the following, individually or in the aggregate, shall be taken into account in determining if a “Material Adverse Change” has occurred:

i.           any change (A) in the U.S. or global economy generally or the capital, credit or financial markets generally affecting all companies in the same industry, (B) any change in national or international political conditions or any instability caused by acts of terrorism affecting all companies in the same industry, (C) any change in applicable Law or general legal, tax or regulatory requirements affecting all companies in the same industry, or (D) any change required by GAAP or other international accounting standards affecting all companies in the same industry, except for such changes in (A) through (D) that disproportionately affect the EMEA Business, taken as a whole, as compared to other companies in the same industry;

ii.           any change caused by the announcement of the transaction; or any effect, change, event or development relating to the announcement or performance of this Agreement or any of the Related Agreements including, in each case, the impact thereof on relationships with customers, suppliers or competitors.

“Material Contracts” has the meaning set forth in Section 5.6(a).

“Molds, Equipment and Parts” has the meaning set forth in Section 2.2(f).

“Neutral Auditor” has the meaning set forth in Section 4.2(c).

“Newco” means a newly formed, wholly-owned, French Société par actions simplifiée and subsidiary of GDTF to be formed prior to Closing for the purpose of owning, at Closing, the French Business.

“Newco Shares” has the meaning set forth in Recital D2.

“Non-Competition Covenants” means the covenants set forth in Article 8.

“Non-French Inventory” has the meaning set forth in Section 2.2(b).

“Non-Transferable Assets” has the meaning set forth in Section 2.4(a).

“Party” means Buyer or Goodyear, and “Parties” means Buyer and Goodyear referred to collectively.

“Patent Assignment Agreement” has the meaning set forth in Section 12.2(e).

“Permit” means all governmental approvals, permit filings, concessions, authorizations, franchises, registrations and licenses required to conduct the French Business and own the Business Assets and the shares of Newco.

“Person” means an individual, corporation, limited liability company, partnership, association, estate, trust, unincorporated organization, governmental or quasi-governmental authority or body or other entity or organization.

“Poland Supply Agreement” has the meaning set forth in Section 12.2(b).

“Post-Closing Period” means the portion of the Split Tax Period beginning on the day following the Closing Date.

“Pre-Closing Period” means the portion of the Split Tax Period ending on the Closing Date.

“Preliminary Purchase Price” has the meaning set forth in Section 4.1.

“Prepaid Royalty” has the meaning set forth in Section 4.1.

“Proceeding” means an investigation, claim, suit or proceeding by or before any court, arbitrator or Governmental Authority.

“Proprietary Rights” has the meaning set forth in Section 2.2(d).

“Purchase Price” has the meaning set forth in Section 4.1.

“Raw Materials” means all basic materials, excluding Works-In-Process, used in the manufacture of Farm Tires in connection with the French Business.

“Real Property” has the meaning set forth in Section 5.15(a).

“Related Agreements” means the related agreements contemplated by this Agreement that are attached to this Agreement as Exhibits or are required by Sections 12.2 and 12.3.

“Required Remedial Measures” has the meaning set forth in Section 10.1(g).

“Resolution Period” has the meaning set forth in Section 4.2(b).

“Restricted Period” has the meaning set forth in Section 8.1(a).

“Retained Liabilities” has the meaning set forth in Section 3.2.

“Retention Agreement” means any agreement between Goodyear and/or any Affiliated Seller with an important or Key Employee pursuant to which such employee agrees to continue to provide services to Goodyear and/or any Affiliated Seller for a specified period of time that is in addition to any compensation provided to such employee pursuant to any applicable annual salary or bonus program or under any collective bargaining agreement.

“Shared Patent and Know-How License Agreement” has the meaning set forth in Recital D(5).

“South Africa Supply Agreement” has the meaning set forth in Section 12.2(b)

“Spin-off” means the spin-off of the French Business by GDTF into Newco prior to the Closing.

“Split Tax Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors (or other Persons performing similar functions) of such other Person is directly or indirectly owned or controlled by such Person.

“Supplemental Schedule” has the meaning set forth in Section 7.5.

“Target Closing Inventory Value” means U.S. $30,000,000 of Inventory and Work in process plus U.S. $1,000,000 of Raw Materials which collectively is equivalent to €22,794,000 (the “Euro Inventory Value”).  The Target Inventory Value will be recalculated at Closing to be the product of the Euro Inventory Value multiplied by the amount in U.S. dollars that would be received in exchange for €1.00 according to exchange rate published in the New York Times on the Closing Date.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any applicable Governmental Authority responsible for the imposition of Taxes.

“Third Party” means any Person not a signatory to this Agreement.

“Third Party Claim” has the meaning set forth in Section 14.5.

“Threshold” has the meaning set forth in Section 14.3.

“Trademark License Agreements - EMEA” has the meaning set forth in Recital D(4).

“Trademark License Agreement (EMEA – Goodyear Brand)” has the meaning set forth in Recital D(4).

“Trademark License Agreement (EMEA – Fulda Brand)” has the meaning set forth in Recital D(4).

“Transfer Taxes” has the meaning set forth in Section 7.8(a).

“Transferred Assets” has the meaning set forth in Section 2.2.

“Transferred Contracts” means the Customer Contracts and the French Business Contracts.

“Transferred Know How” means all Farm Tire Know How resident in the French Business.

“Transferred Patents” means the patent and patent applications identified on Schedule 2.2(d).

“Turkey Supply Agreement” has the meaning set forth in Section 12.2(b).

“Unaudited Financials” has the meaning set forth in Section 5.4.

“Works-In-Process” means all in process inventory for Farm Tires of the French Business.